UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CUBIC CORPORATION
(Name of Registrant as Specified In Its Charter)

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2017 Notice of Annual Meeting of Shareholders and Proxy Statement

PRINCIPAL EXECUTIVE OFFICE
9333 Balboa Avenue
San Diego, California 92123

January 19, 2017

To Cubic Shareholders:

Cubic Corporation's 2017 Annual Meeting will be held in the Main Conference Room at the Headquarters of the Company, at 9333 Balboa Avenue, San Diego, California 92123, on February 20, 2017, at 11:30 a.m. Pacific Time. The formal notice and proxy statement follow.

The directors and officers of the Company invite your attendance at the meeting. Whether or not you plan to attend the meeting, we would appreciate your completing and returning the accompanying proxy which, of course, may be revoked at any time before it is used.

The Company's 2016 Annual Report is enclosed.

Sincerely yours,

Walter C. Zable

Chair of the Board

PARTICIPATE IN THE FUTURE OF CUBIC CORPORATION; CAST YOUR VOTE RIGHT AWAY

It is very important that you vote to play a part in the future of Cubic Corporation. New York Stock Exchange ("NYSE") rules state that if your shares are held through a broker, bank or other nominee, they cannot vote on your behalf on non-discretionary matters.

Please cast your vote right away on all of the proposals listed below to ensure that your shares are represented.

Proposals which require your vote

		More information	Board recommendation

PROPOSAL 1	Election of directors	Page 3	FOR each nominee

PROPOSAL 2	Approval, on an advisory basis, of Cubic Corporation's named executive officer compensation	Page 11	FOR

PROPOSAL 3	Advisory vote on the frequency of holding future advisory votes on Cubic Corporation's named executive officer compensation	Page 12	EVERY YEAR

PROPOSAL 4	Ratification of Ernst & Young LLP as Cubic Corporation's independent public accountant for 2017	Page 32	FOR

Vote right away

Even if you plan to attend this year's meeting, it is a good idea to vote your shares now, before the meeting, in the event your plans change. Whether you vote by internet, by telephone or by mail, please have your proxy card or voting instruction form in hand and follow the instructions.

By internet using your computer	By telephone	By mailing your proxy card

Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903 or by calling the number provided by your broker, bank or other nominee if your shares are not registered in your name	Cast your ballot, sign your proxy card and send free of postage

TO ENSURE YOUR REPRESENTATION AT THE MEETING,
PLEASE DATE, SIGN AND MAIL PROMPTLY
THE ENCLOSED PROXY, FOR WHICH
A RETURN ENVELOPE IS PROVIDED.
YOU MAY ALSO VOTE BY
TELEPHONE OR ONLINE. SEE
ATTACHED INSTRUCTIONS FOR VOTING.

Notice of Annual Meeting

The 2017 Annual Meeting of Shareholders of Cubic Corporation will be held in the Main Conference Room at the Headquarters of the Company, at 9333 Balboa Avenue, San Diego, California 92123, on February 20, 2017, at 11:30 a.m. Pacific Time, for the following purposes:

1.
To elect eight directors for the ensuing year: Walter C. Zable, Bruce G. Blakley, Maureen Breakiron-Evans, Bradley H. Feldmann, Edwin A. Guiles, Janice M. Hamby, Steven J. Norris and John H. Warner, Jr.;
2.
To consider and vote upon, on an advisory basis, the compensation of the Company's named executive officers;
3.
To consider and vote upon, on an advisory basis, the frequency of holding future advisory votes on the compensation of the Company's named executive officers;
4.
To confirm the selection of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2017; and
5.
To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only shareholders of record at the close of business on December 23, 2016 will be entitled to vote at the meeting. The transfer books will not be closed.

By Order of the Board of Directors

James R. Edwards

Secretary

San Diego, California
 January 19, 2017

PRINCIPAL EXECUTIVE OFFICE
9333 Balboa Avenue
San Diego, California 92123

Proxy Statement

We encourage your personal attendance.

Proxies in the form enclosed and/or as shown at www.proxyvote.com are solicited by the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders to be held in San Diego, California, on February 20, 2017, and at any adjournments or postponements of the meeting. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person, and any shareholder giving a proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of Cubic Corporation ("Cubic" or the "Company") a written revocation or duly executed proxy bearing a later date. The proxy will be suspended if the shareholder is present at the meeting and elects to vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on February 20, 2017.

This proxy statement and our Annual Report are available electronically at www.proxyvote.com.

OUTSTANDING SHARES AND VOTING RIGHTS

A quorum of shareholders is required. A quorum exists if a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement. 27,089,307 shares of our common stock were outstanding at December 23, 2016, which is the record date for voting.

Each holder of common shares is entitled to one vote for each share. Votes will be counted by the Inspector of Elections. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Advisory votes are not binding, but the Board will consider the outcome of such votes when making future decisions. Broker non-votes count to determine a quorum but otherwise have no effect and are not counted towards the vote total for any proposal. Proxies without authority to vote will also not be counted in votes cast. Directors are to be elected by a plurality vote. With the exception of Proposal 3, all proposals require an affirmative vote of a majority of shares having voting power, present in person or represented by proxy. In the case of Proposal 3, the frequency that receives the affirmative vote of holders of a majority of those shares present in person or represented by proxy will be deemed the frequency selected by shareholders. However, in the event that no frequency receives a majority of the shares entitled to vote and present in person or represented by proxy, the Board will consider the frequency that receives the most votes.

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

The approximate date on which the proxy statement and form of proxy are first being sent to shareholders is January 19, 2017.

OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership of our common stock as of December 23, 2016 for:

•
each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•
each of our directors and nominees;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Under these rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any options, warrants or other rights. Shares subject to options, warrants or other rights are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated below and under applicable community property laws, we believe that the beneficial owners identified in this table have sole voting and investment power with respect to all shares shown below.

For the purpose of calculating the percentage of shares beneficially owned by any shareholder, this table lists applicable percentage ownership based on 27,089,307 shares of common stock outstanding as of December 23, 2016.

Unless otherwise indicated below, the address for each named director and executive officer is c/o Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123.

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OWNERSHIP OF COMMON STOCK

Name of Beneficial Owner	Shares beneficially owned	Percent Owned (%)

5% Shareholders
Black Rock Fund Advisors(1)	2,328,902	8.6
Wellington Management Co. LLP(2)	2,178,971	8.0
The Vanguard Group, Inc.(3)	1,816,307	6.7
Dimensional Fund Advisors LP(4)	1,386,113	5.1
Directors and Named Executive Officers
Walter C. Zable(5)	1,975,687	7.29
Bruce G. Blakley(6)	12,026	*
Maureen Breakiron-Evans	0	0
Matthew J. Cole	4,013	*
Bradley H. Feldmann(7)	28,092	*
Edwin A. Guiles(8)	11,826	*
Janice M. Hamby	523	*
Steven J. Norris	2,420	*
Robert S. Sullivan	11,826	*
John D. Thomas(9)	27,049	*
William J. Toti	0	0
Michael R. Twyman	7.975	*
John H. Warner, Jr.(10)	23,826	*
All directors and executive officers as a group (16 persons)(11)	2,128,650	7.86

*
Less than 1%.

(1)
Based solely on information made available to Cubic through the NYSE as of November 30, 2016. The address of Black Rock Fund Advisors is 40 East 52nd Street, New York, NY 10022.

(2)
Based solely on information made available to Cubic through the NYSE as of November 30, 2016. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(3)
Based solely on information made available to Cubic through the NYSE as of November 30, 2016. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, V26, Malvern, PA 19355.

(4)
Based solely on information made available to Cubic through the NYSE as of November 30, 2016. The address of Dimensional Fund Advisors is 6300 Bee Cave Road, Building 1, Austin, TX 78746.

(5)
Includes 164,229 shares in the aggregate owned by three trusts for Mr. Zable's three daughters; 1,767,110 shares owned by the Walter C. Zable Trust U/A/D dated 2/7/06; and 24,351 shares owned by the W. Zable GST Trust. Mr. Zable has voting and investment power over such shares as the trustee of such trusts, and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 19,385 shares held by the Walter C. Zable and Stefanie A. Zable Family Foundation. Mr. Zable is the sole trustee of the Foundation and has voting and investment power over such shares, but has no pecuniary interest in such shares and disclaims beneficial ownership of such shares.

(6)
Includes 4,500 vested options to purchase common stock; 7,326 owned by the Blakley Living Trust dtd 2/9/16. Mr. Blakley has voting and investment power over such shares as the trustee of such trust, and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 200 shares held indirectly through Mr. Blakley's IRA account.

(7)
Includes 33 shares held in the Feldmann Family Trust Dated 04/20/12. Mr. Feldmann shares voting and investment powers over such shares as one of the two co-trustees of such trust, and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 3,050 shares held in Mr. Feldmann's IRA and 1,234.5154 shares held indirectly through Mr. Feldmann's 401(k).

(8)
Includes 4,500 vested options to purchase common stock.

(9)
Includes 2,160.4724 shares owned indirectly through Mr. Thomas' 401(k); 1970 shares held in the John David Thomas 1998 Trust; 14,625 shares held in the Thomas Family 2009 Trust; and 100 shares held indirectly through Mr. Thomas's IRA.

(10)
Includes 4,500 vested options to purchase common stock.

(11)
Includes 13,500 vested options to purchase common stock.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors ("Board") has eight members who are to be elected by a plurality vote at the Annual Meeting, each to hold office for one year and until his successor is elected. The Nominating and Corporate Governance Committee and the Board have unanimously recommended the election of the eight directors listed below. Six nominated directors are independent ("Independent Directors") and one is an executive employee of the Company. Mr. Zable has been an employee of the Company within the past three years and is therefore not considered to be independent. Proxy holders will, unless authorization to do so is withheld, vote the proxies received by them for the election of the listed directors, in accordance with this proxy authorization, reserving the right, however, to distribute, in their discretion, their votes of uncommitted proxies among the Board nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named. Although it is not contemplated that any nominee will be unable to serve as a director, in such event, the proxies will be voted by the proxy holders for such other persons as may be designated by the Board.

CUBIC CORPORATION – 2017 Proxy Statement 3

THE BOARD OF DIRECTORS

Corporate Governance

The Company's Corporate Governance Guidelines and the Charters of the Audit and Compliance Committee, the Executive Compensation Committee, the Nominating and Corporate Governance Committee, the Classified Business Oversight Committee and the Ethics and Corporate Responsibility Committee, the Ethical Conduct Policies, including those applicable to our principal executive, financial and accounting officers, and our Employee Conflicts of Interest Policy, are all available on our website: cubic.com/Investor-Relations/Corporate-Governance. The information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.

Director Continuing Education

Upon joining the Board, directors are provided with an orientation about the Company, including our business operations, strategy and governance. Directors may attend outside director continuing education programs sponsored by educational and other institutions to assist them in staying abreast of developments in corporate governance and critical issues relating to the operation of public company boards. Members of our senior management regularly review with the Board the strategy and operating plan of each of the business segments and the Company as a whole. The Board also conducts periodic visits to our facilities as part of its regularly scheduled Board meetings.

Director Compensation

Non-employee directors receive an annual retainer of $50,000. The Lead Independent Director receives an additional annual retainer of $25,000. Each Nominating and Governance Committee member receives an additional annual retainer of $5,000, with the Chair of the Nominating and Governance Committee receiving an additional annual retainer of $5,000. Each Executive Compensation Committee member receives an additional annual retainer of $7,500, with the Chair of the Executive Compensation Committee receiving an additional annual retainer of $7,500. Each Audit and Compliance Committee member receives an additional annual retainer of $10,000, with the Chair of the Audit and Compliance Committee receiving an additional annual retainer of $10,000. The Classified Business Oversight Committee Chair and each non-employee director member receives an additional annual retainer of $5,000. Each member of the Ethics and Corporate Responsibility Committee receives an additional annual retainer of $5,000, with the Chair of the Ethics and Corporate Responsibility Committee receiving an additional annual retainer of $5,000. Admiral Hamby's employment with the National Defense University restricted the receipt of annual outside compensation to $27,225, until July 1, 2016, when those restrictions no longer applied, so her director compensation during 2016 was appropriately limited.

Non-employee directors also participate in the Company's equity plans. Each of Mr. Blakley, Mr. Guiles and Dr. Warner holds fully vested options to purchase 4,500 shares of common stock that were granted upon their initial election to the Board with an exercise price equal to the fair market value on the date of the grant. No additional options have been granted to new or existing directors since 2008. In fiscal year 2016, each non-employee director received an award of 1,640 restricted stock units ("RSUs"), except Admiral Hamby. After the restrictions on Admiral Hamby's receipt of outside compensation were no longer in effect, she was awarded a pro-rated award of 600 RSUs on June 24, 2016. The non-employee directors' awards vest in two equal installments on each of October 1, 2016 and 2017. All of the non-employee directors' RSUs will also vest in full upon a change in control of the Company.

Employee directors receive no additional compensation for their service as directors. All non-employee directors are reimbursed for travel expenses.

Directors are also allowed to defer some or all of their cash compensation. Two directors elected to defer all of their cash compensation and one director elected to defer 50% of the cash compensation received during fiscal year 2016.

Non-Employee Director Compensation
Fiscal Year 2016

The following table sets forth a summary of the compensation paid to our non-employee directors pursuant to the Company's compensation policies for fiscal year 2016.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)

Bruce G. Blakely	77,500	75,000	–	152,500
Edwin A. Guiles	67,500	75,000	–	142,500
Janice M. Hamby	27,225	25,000	–	52,225
Steven J. Norris	65,000	75,000	–	140,000
Robert S. Sullivan(4)	105,000	75,000	–	180,000
John H. Warner, Jr	80,000	75,000	–	155,000

(1)
Messrs. Zable and Feldmann, who served as executive directors during fiscal year 2016, received no additional compensation for their service as directors during that time and are not included in this table.
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THE BOARD OF DIRECTORS

(2)
This column represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of the RSUs granted in fiscal year 2016. These amounts generally reflect the amount that the Company expects to expense in its financial statements over the award's vesting schedule, and do not correspond to the actual value that will be realized by the directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as filed with the SEC. The aggregate number of RSUs outstanding as of September 30, 2016 held by each non-employee director was as follows: Mr. Blakley (2,420); Mr. Guiles (2,420); Admiral Hamby (600); Mr. Norris (2,420); Dr. Sullivan (2,420); and Dr. Warner (2,420). As of September 30, 2016, each of Mr. Blakley, Mr. Guiles and Dr. Warner held vested options to purchase 4,500 shares of the Company's common stock.

(3)
In fiscal year 2016, three of the non-employee directors elected to participate in the Cubic Corporation Amended and Restated Deferred Compensation Plan. Earnings are not reported in the non-employee director Compensation Table because the earnings are not above market or preferential.

(4)
On December 9, 2016, Dr. Sullivan notified the Board that he would not stand for re-election at the 2017 Annual Meeting. Accordingly, Dr. Sullivan's service on the Board will end effective as of the date of the Annual Meeting.

Meetings

The Board met 12 times during fiscal year 2016. During that year, each director attended at least 75% of the total number of meetings held during such director's term of service by the Board and each committee of the Board on which such director served, except Admiral Hamby who missed 4 of the 14 meetings for which she was eligible to attend, due to illness or schedule conflicts. Non-employee directors regularly meet without management present at the conclusion of each regular Board meeting and the Audit and Compliance Committee meetings and at other times as necessary. During fiscal year 2016, Dr. Sullivan chaired these sessions for the Board, and Mr. Blakley chaired these sessions for the Audit and Compliance Committee.

The Board encourages its members to attend the Annual Meeting of Shareholders. The 2016 annual meeting was attended by all directors.

The Board Unanimously Recommends You Vote "FOR" Each Of The Eight Nominees Listed Below.

Management Directors

Bradley H. Feldmann, 55, director since 2014.

Non-Employee Directors

The Nominating and Corporate Governance Committee has determined and the Board has agreed that the following Independent Directors meet the independence standards of the NYSE and the categorical independence standards adopted by the Company's Board as defined in the Company's Corporate Governance Guidelines, with the exception of Mr. Zable, who was an employee until October 2016.

Bruce G. Blakley, 71, director since 2008.
Maureen Breakiron-Evans, 62, director nominee.
Edwin A. Guiles, 67, director since 2008.
Janice M. Hamby, 59, director since 2015.
Steven J. Norris, 71, director since 2014.
John H. Warner, Jr., Ph.D., 75, director since 2007.
Walter C. Zable, 70, director since 1976. Chair of the Board.

Special Board Qualifications

The Nominating and Corporate Governance Committee and the Board believe the nominees are qualified to serve and should be elected in light of our business and structure because of the following specific experience, qualifications, attributes or skills.

Walter C. Zable.    Mr. Zable is Chair of the Board. He was appointed as Chair in October 2016 following his retirement as an employee of the Company that month. He served as Executive Chairman from June 2012 until his retirement. He served as a director and Vice Chair of the Board since 1976. Mr. Zable is a member of the Classified Business Oversight Committee. He also served as Vice President of Cubic from 2003 to June 2012, and Chair of the Board of Cubic Transportation Systems, Inc. ("CTS"), a wholly-owned subsidiary of Cubic from 2003 to June 2012. Beginning in 1976, he held a variety of management positions with increasing responsibilities in the transportation segment. He is the son of the late Walter J. Zable, founder of Cubic.

The Board believes that Mr. Zable's extensive knowledge of the Company and his wealth of experience in the technology industry provide him with the background to be the Chair of the Board.

Bruce G. Blakley.    Mr. Blakley is an Independent Director and assumed this role in 2008. He is a CPA and is Chair of Cubic's Audit and Compliance Committee and is one of the Company's Audit and Compliance Committee Financial Experts. He also is a member of the Executive Compensation Committee. Mr. Blakley was an audit partner and, from 1996 to 1998, was Managing Partner in the San Diego office of the national accounting firm Coopers & Lybrand (PricewaterhouseCoopers since 1998). He was employed there in auditing private and public companies and consulting with their boards of directors and executives for 32 years until his retirement in 2005. He maintains his CPA license, teaches at the University of California, San Diego, and serves as a director of a privately held manufacturing company. He previously served as a Director and Chair of the Audit Committee of Excel Trust, Inc. from April 2010 to August 2015 and as Board Chair of The San Diego Foundation, a non-profit organization with over $575 million in assets, including as Chair of its Finance, Audit and Executive Committees, and as a Director of The San Diego Foundation for 14 years. Mr. Blakley was recently named a National Association of Corporate Directors Board Leadership Fellow.

The Board believes that Mr. Blakley's public, private and non-profit business experience and his academic experience provide him with the background to be a key contributor as a member of our Board, particularly regarding financial matters of Cubic.

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THE BOARD OF DIRECTORS

Bradley H. Feldmann.    Mr. Feldmann was named Chief Executive Officer ("CEO") of Cubic in July 2014 and has served as President of Cubic since January 2013. Mr. Feldmann was appointed as a director in May 2014, and is a member of the Classified Business Oversight Committee. He also served as Chief Operating Officer of Cubic from January 2013 to July 2014. Prior to that, he was President of the companies comprising the Cubic Defense Systems segment, a role he assumed in 2008. He previously worked at Cubic Defense Systems from 1989 to 1999. Prior to rejoining Cubic in 2008, Mr. Feldmann held senior leadership positions at OMNIPLEX World Services Corporation and ManTech International. He is a Board Leadership Fellow of the National Association of Corporate Directors, a member of the Aerospace Industries Association Board of governors, and serves on the Board of the National Defense Industrial Association and the Executive Committee of the Aerospace Industries Association.

The Board believes that Mr. Feldmann's experience in the defense industry as well as his increased role leading the Company in recent years and history of executive management at similar companies provide him with the background to be a key member of our Board.

Maureen Breakiron-Evans.    Ms. Breakiron-Evans served as the Chief Financial Officer of Towers Perrin, a global professional services company from 2007 through 2008. Prior to that she was Vice President and General Auditor of CIGNA Corporation, a health services organization, from 2005 to 2006, and was Executive Vice President and Chief Financial Officer of Inovant, LLC, VISA's captive technology development and transaction processing company from 2001 to 2004.

Ms. Breakiron-Evans currently serves on the Boards of Cognizant Technology Solutions Corp., where she serves as Chair of the Audit Committee and on the Nominating and Corporate Governance Committee; Ally Financial, Inc., where she served as Chair of the Audit Committee of Heartland Payment Systems, Inc. until its sale in April 2016.

The Board believes that Ms. Breakiron-Evans' experience with Arthur Andersen & Co. as an Audit Partner provides the Board with a strong command of the financial reporting and tax issues facing public companies. Her years as chief financial officer or other executive officer at various companies offer valuable leadership, technology, financial and risk management experience to the Board.

Edwin A. Guiles.    Mr. Guiles is as an Independent Director who serves on the Executive Compensation Committee and the Audit and Compliance Committee, and is one of the Company's Audit and Compliance Committee Financial Experts. He retired in 2009 as Executive Vice President – Corporate Development of Sempra Energy, a Fortune 400 company. From 2000 to 2006 Mr. Guiles was Chair and CEO of Sempra Energy's utilities San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company. He held a variety of management positions since joining SDG&E in 1972. At SDG&E he held increasingly important jobs including managing its natural gas pipeline transmission system, and administration of its 20% ownership interest in the San Onofre Nuclear Generating System. Since 2008, he has also been a director of the California Water Service Group.

The Board believes that as an executive in a highly regulated industry, Mr. Guiles brings unique governmental relations experience to the Board. He is also very knowledgeable in risk management, which is attracting close scrutiny at this time. Mr. Guiles' public and non-profit business experience provides him with the background to provide critical insight as a member of the Board, particularly regarding financial, risk and government related matters for Cubic.

Janice M. Hamby.    Admiral Hamby is an Independent Director who joined the Board in April 2015. She serves on the Classified Business Oversight Committee and the Ethics and Corporate Responsibilities Committee. Admiral Hamby retired as a U.S. Navy Rear Admiral in 2012, and is an information technology expert with more than 30 years of experience in the U.S. Navy cybersecurity arena, most recently as a deputy chief information officer for the U.S. Department of Defense from 2011 to 2012. Prior to that she served as Vice Director, Command, Control, Computers and Communications for the Joint Chiefs of Staff. She is currently the Chancellor at the Information Resources Management College (IRMC/iCollege), National Defense University in Washington, D.C., a position she has held since October 2014. Admiral Hamby served twice as commanding officer of critical telecommunications and technology services organizations, on the staff of the chairman of the Joint Chiefs of Staff, and commander of Multi-National Force in Iraq.

The Board believes that Admiral Hamby's background in directing and implementing cyber security systems in complex organizations as well as her leadership abilities provide her with the background to be a key contributor as a member of our Board.

Steven J. Norris.    Mr. Norris is a recognized authority on transport and infrastructure issues and serves as the Chair of the Ethics and Corporate Responsibility Committee and a member of the Nominating and Corporate Governance Committee. Before joining the Cubic Board, he served as a member of the CTS strategic advisory board. He is the chair of Soho Estates, one of the largest real estate operations in the United Kingdom, and was appointed chairman of Driver Group PLC in March 2015. He also serves as the president of ITS UK, the sister organization of ITS US, which represents transport technology business in their respective countries. Mr. Norris became a Member of Parliament in 1983 and remained in government service until 1997. While serving as parliamentary undersecretary of state for transport and minister for transport in former Prime Minister Sir John Major's government, Norris was responsible for the Jubilee Line Extension, the largest extension of the London Underground network to date. He is also a former member of the board of Transport for London which operates the London public transit system.

The Board believes that Mr. Norris's global experience in business with a focus in the transportation industry provides key knowledge and background as a member of the Board.

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THE BOARD OF DIRECTORS

John H. Warner, Jr., Ph.D.    Dr. Warner is an Independent Director who has served on the Board since 2007. He is a member of the Audit and Compliance Committee and Chair of both the Nominating and Corporate Governance Committee and the Classified Business Oversight Committee. He retired in June 2007 from Science Applications International Corporation ("SAIC") where he was a director for 18 years and Executive Vice President and Chief Administrative Officer, having begun employment there in 1973. At SAIC he advanced to positions with increasing line responsibilities including executive management and EVP of organizations with more than 13,500 employees and annual revenues over $1.6 billion. During his career at SAIC, he was responsible for starting and growing the military training business for the U.S. Army and Navy as well as international customers. Prior to SAIC, he was employed by TRW for about 6 years in military software development and systems analysis business. His business experience is mainly in the areas of systems integration, software development and information technology, electronics, communications, security and service support. His experience includes contract activities and product sales for both domestic and international government customers and some commercial businesses. Dr. Warner has direct experience with many of Cubic's current customers as well as customers Cubic seeks to obtain. Dr. Warner also served six years as a member of the Board of Trustees for Scripps Health, a $2.5 billion per year San Diego healthcare company. He chaired its Compensation and Human Resources Committee and was a member of its Finance and Investment Committees. He currently serves on the board of directors of TREX Enterprises, a small private defense and homeland security R&D company, where he is a member of the Audit Committee, and ICW Group Holdings, Inc., a private insurance company, where he also serves as a member of the Audit Committee.

The Board believes Dr. Warner's business experience and his public and private company board experience make him a valuable member of the Board.

Board Committee Members

Name	Audit & Compliance	Nominating & Corporate Governance	Executive Compensation	Ethics and Corporate Responsibility	Classified Business Oversight

Bruce G. Blakley	*X		X
Bradley H. Feldmann					X
Edwin A. Guiles	X		X
Janice M. Hamby				X	X
Steven J. Norris		X		*X
Robert S. Sullivan(1)	X	X	*X
John H. Warner, Jr.	X	*X		X	*X
Walter C. Zable					X

*
Chair

(1)
On December 9, 2016, Dr. Sullivan notified the Board that he would not stand for re-election at the 2017 Annual Meeting. Accordingly, Dr. Sullivan's service on the Board will end effective as of the date of the Annual Meeting.

Communications with Directors

Any interested person may communicate in writing by mail at any time with the whole board, the Independent Directors or any individual director addressed to "Board of Directors" or "Independent Directors" or to a named director, c/o Corporate Secretary, 9333 Balboa Avenue, San Diego, CA 92123 or by e-mail to CorporateSecretary@Cubic.com. All communications will be promptly relayed to the appropriate directors. The Corporate Secretary will coordinate responses, if any.

CUBIC CORPORATION – 2017 Proxy Statement 7

EXECUTIVE OFFICERS

In addition to Mr. Feldmann, who serves as both a director and an executive officer, the following executive officers also serve at the pleasure of the Board:

John D. Thomas, 63. Mr. Thomas is Executive Vice President and Chief Financial Officer ("CFO") of Cubic. He was appointed to the position in January 2013. In this role, Mr. Thomas is responsible for all aspects of the Company's financial strategies, processes and operations, including corporate development, risk management, investor relations, corporate communications, and global manufacturing and procurement. Prior to his current position, Mr. Thomas served as Senior Vice President Finance and Corporate Development since June 2012. He has played a critical role in helping to build the Company through multiple acquisitions that have significantly diversified the Company and have been instrumental in helping to make the Company a leader in its two main operating business segments, CTS and Cubic Global Defense ("CGD"). In addition, he was instrumental in structuring and negotiating the largest contract in the Company's history for the Prestige (Oyster) smart card ticketing contract with Transport for London and other partners. He was Vice President Finance since 1994 and also Vice President Corporate Development since 2008. He has held a variety of corporate management positions with the Company since 1980. Prior to joining Cubic, he held positions with Aramark Corporation and Crocker Bank.

David H. Buss, 60. Admiral Buss has served as Senior Vice President of Cubic and President of the companies comprising the training business within the defense systems and services segments since May 2016. He joined Cubic as senior vice president and deputy president of CGD in June 2015. He retired from the U.S. Navy in the rank of Vice Admiral after more than 36 years of service in the U.S. Navy, most recently as Commander, Naval Air Forces (the Navy's "Air Boss").

Matthew. J. Cole, 37. Mr. Cole is Senior Vice President of Cubic and President of the companies comprising the CTS segment, since October 2015. Prior to that he held a variety of increasingly responsible roles at CTS since he joined in 2003, most recently serving as Executive Vice President/Deputy for Strategy, Business Development and Diversification and in key roles worldwide including in Australia and the U.K. Before joining Cubic, Mr. Cole held various financial positions with large public and private companies such as British Airways, Schlumberger, First Choice and Endemol.

James R. Edwards, 65. Mr. Edwards is Senior Vice President, General Counsel and Secretary of Cubic. He was appointed to the position in June 2012. Prior to his current position, he was Vice President, General Counsel and Secretary since January 2012. He joined Cubic in February 2008 as Vice President, General Counsel and Secretary of Cubic's CTS segment. Prior to joining Cubic, Mr. Edwards served as Senior Vice President and General Counsel of Kratos Defense; Senior Legal Counsel for Qualcomm Incorporated; Vice President, General Counsel and Secretary of General Atomics; and General Counsel and Secretary of Logicon, Inc.

Mark A. Harrison, 59. Mr. Harrison is Senior Vice President and Corporate Controller of Cubic. He was appointed to the position in June 2012. His prior roles at Cubic include Vice President and Corporate Controller from 2004 to June 2012, Vice President – Financial Planning and Accounting from 2000 to 2004, and Assistant Corporate Controller and Director of Financial Planning from 1991 to 2000. Since 1983, Mr. Harrison has held a variety of financial positions with Cubic. From 1980 to 1983 he was a Senior Auditor with Ernst & Young.

Gregory L. Tanner, 58. Mr. Tanner is Vice President and Treasurer of Cubic. He has served as Treasurer since 2007 and was named a Vice President in October 2014. He was Assistant Treasurer from 1998 to 2007 and joined Cubic's Treasury Department in 1990. Prior to joining Cubic, Mr. Tanner worked as a financial analyst at San Diego Gas & Electric Company and at IMED Corporation.

Michael R. Twyman, 56. Mr. Twyman is Senior Vice President of Cubic and President of the companies comprising the Cubic Mission Solutions business within the defense systems segment, since May 2016. He joined Cubic as senior vice president of air training and secure communications in June 2014. Prior to that he held a variety of executive leadership positions spanning more than 30 years at Northrup Grumman including sector vice president and general manager of the defense systems division and vice president of integrated C3I systems.

8 CUBIC CORPORATION – 2017 Proxy Statement

BOARD COMMITTEES

Audit and Compliance Committee

The Audit and Compliance Committee members are Messrs. Blakley (Chair) and Guiles and Drs. Sullivan and Warner. The committee met five times during fiscal year 2016. Each member is independent as defined under Section 303A.02 of the NYSE Listed Company Manual, Section 10A-3 under the Securities Exchange Act of 1934, as amended, and in our Corporate Governance Guidelines and is financially literate. Mr. Blakley and Mr. Guiles are our Audit and Compliance Committee Financial Experts with extensive accounting experience.

The committee oversees the Company's financial reporting process. It is responsible for the appointment, retention and termination of the independent auditors and their compensation. It resolves any disputes between management and the auditors. It pre-approves all audit and non-audit services according to a written plan and budget submitted by the auditors. It meets at least quarterly with the auditors and reviews their periodic reports. The committee discusses with the auditors the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.

No Independent Director has been a member of an audit committee of any other publicly-held company except Mr. Blakley who previously served as chair of an audit committee for a publicly held real estate investment trust until August 2015. The trust is unrelated to Cubic and its subsidiaries and does not present any conflicts of interest for Cubic or the industry in which it operates.

Report of the Audit and Compliance Committee

The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The committee selected Ernst & Young LLP as the independent registered public accountants ("Accountants") of the Company for fiscal year 2016. The committee has reviewed and discussed with management and the Accountants the audited financial statements of the Company for the fiscal year ended September 30, 2016. The committee met with the Accountants on numerous occasions and discussed the matters required to be discussed under generally accepted auditing standards and the matters listed in Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16 (Communications with Audit Committees), and has received from the Accountants the written disclosures and the letter required by the PCAOB (Independence Discussions with Audit Committees), and has discussed with the Accountants their independence.

Based on its review of the audited financial statements for fiscal year 2016 and its discussions with management and the Accountants, the committee recommended to our Board that the 2016 audited financial statements be included in the Company's Annual Report on Form 10-K.

Audit and Compliance Committee
Bruce G. Blakley, Chair
Edwin A. Guiles
Dr. Robert S. Sullivan
Dr. John H. Warner, Jr.

Executive Compensation Committee

The Executive Compensation Committee members are Dr. Sullivan (Chair), and Messrs. Blakley and Guiles. The committee met three times during fiscal year 2016. Each of the members of the committee is independent as defined under Section 303A.02 of the NYSE Listed Company Manual.

The committee's role is to establish and oversee the Company's executive compensation programs and to oversee the amounts set aside for annual bonus and profit sharing contributions. Members of the committee annually review and approve goals and objectives relevant to compensation for the executive officers and principal officers of principal subsidiaries, evaluate each executive's performance in light of those goals and objectives, and either as a committee or together with the other Independent Directors of the Board, determine and approve the executives' compensation based on that evaluation.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, Dr. Sullivan and Messrs. Blakley and Guiles did not serve either as a director or as a member of the compensation committee of any other entity whose executive officers served either as a director or as a member of the Executive Compensation Committee of the Company. Therefore, there were no "interlocks" with other companies within the meaning of the proxy rules of the Securities and Exchange Commission. No member of the committee is a former or current officer or employee of Cubic or any of its subsidiaries. See also the section "Executive Compensation and Other Information" later herein.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee members are Drs. Warner (Chair) and Sullivan and Mr. Norris. The committee met three times during fiscal year 2016. The committee's policy is to consider Board candidate recommendations of shareholders which are received by the Corporate Secretary at least 120 days prior to one year from the date of the mailing of notice of the previous annual meeting of shareholders. Recommendations of candidates who have at least 20 years of management and defense or transportation industry experience with a company with sales of at least 75% of that of Cubic, or who could bring appropriate diversity to the Board, or who possess other relevant qualifications (for example finance and accounting, cyber security and marketing) would be preferred. If a vacancy in the Board occurs, the committee seeks recommendations from the Board and senior management personnel.

The committee will also review any security holder recommendations on file. It screens and personally interviews appropriate candidates. Selected candidates may meet with additional Board members, certain members of management and the Chair of the Board. The committee evaluates responses and recommends to the full Board the name of any candidate it feels should become a nominee for election or appointment.

The committee conducted an extensive search for an additional director in fiscal year 2016, using criteria based on a matrix that set forth existing skills, experience and tenure and the qualities, skills and diversity sought in future candidates. The National Association of Corporate Directors assisted with identifying suitable candidates to present to the committee.

The governance responsibilities of the committee include tracking important legal and regulatory changes and new concepts in public company governance. Governance topics include annual Board, Board

CUBIC CORPORATION – 2017 Proxy Statement 9

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BOARD COMMITTEES

member and committee evaluations, Board composition, Board committee structure and Board refreshment as well as executive management and Board succession. In fiscal 2016, the committee worked on developing guidelines for tenure on the Board. Those guidelines were approved in July 2016. The guidelines provide for annual self-evaluations and peer member evaluations with a third party evaluation every three years. Further, the Board will endeavor to limit individual Board tenure to twelve years and/or the age of 75 years. These metrics are not absolute but are guidelines for maximums. When either of the individual maximums are reached, there must be compelling reasons for continued participation. When both maximums are reached, there will be a strong presumption for transition off the Board. The committee also continued to develop and monitor the succession planning process for senior management.

Classified Business Oversight Committee

The Classified Business Oversight Committee members are Dr. Warner (Chair), Messrs. Feldmann and Zable, and Admiral Hamby. The Committee did not meet in fiscal year 2016. The purpose of the committee is to provide oversight of the Company's business activities that for purposes of national security have been designated as classified by the United States government.

Ethics and Corporate Responsibility Committee

The committee members are Mr. Norris (Chair), Admiral Hamby and Dr. Warner. The committee met four times during fiscal year 2016. The purpose of the committee is to review and recommend to management and the Board objective policies and procedures that best serve Cubic's and its shareholders' interests in maintaining a business environment to high standards of ethics, integrity and compliance in the area of corporate responsibility, including topics such as conflict minerals, human trafficking, human testing, employee relations, health and safety, political participation and environmental stewardship.

Risk Management

The Board reviews and approves the procedures adopted and conclusions reached by our management Enterprise Risk Group ("ERG") and discusses with the chair of the ERG, or the ERG itself, major risk exposures and the steps that have been taken to monitor and control such exposures.

Matters of risk management are brought to the attention of the Board by the General Counsel, who chairs the ERG, and the Director of Internal Audit. The ERG reviews and assesses perceived risks to the enterprise as a whole and its major subsidiaries. It works with relevant managers and develops mitigation and remediation plans. Periodic reports are made.

We have an ERG for the parent company and sub-groups for our business segments. Each group consists of its senior officers who meet periodically to identify, assess and rank the perceived severity of risks unique to their businesses. Appropriate mitigation plans and training will be implemented. To date, the ERG has not identified any risks, capable of control, which it believes cannot be reasonably controlled or mitigated.

In the Board's analysis, enterprise risk does not necessarily include the hundreds of risks which, if encountered, could be mitigated without substantial harm to our business segments. Instead, the concern is to identify, and have a plan to respond to, those few issues which could seriously impact our, or one of our material divisions' short or long-term ability to continue normal operations.

In conjunction with the risk management review, the Board also addresses our legal compliance efforts in certain complex areas, such as export control, antitrust and foreign corrupt practices.

10 CUBIC CORPORATION – 2017 Proxy Statement

PROPOSAL 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE
OFFICER COMPENSATION

The Board Unanimously Recommends That You Vote "FOR" This Proposal

The Board is seeking your approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and other related tables and disclosure. Accordingly, the Board recommends that you vote "FOR" the following resolution:

  "Resolved, that the compensation of Cubic's named executive officers during fiscal year 2016, as described in its proxy statement for its 2017 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis and other related tables and disclosure, is hereby approved."

This proposal, commonly known as a "say-on-pay" proposal, gives you the opportunity to express your views on the Company's executive compensation practices. Because your vote is advisory, it will not be binding upon the Board. However, the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. At our 2016 Annual Meeting, shareholders approved our Executive Compensation policies by a strong majority, with approximately 97% of shareholder votes cast in favor of our 2016 Say-on-Pay resolution (excluding abstentions and broker non votes). We currently expect to bring a similar proposal to you at each annual meeting of shareholders. Please see Proposal 3, "Advisory Vote on the Frequency of Holding Future Advisory Votes on Named Executive Officer Compensation."

As described more fully in the Compensation Discussion and Analysis herein, the Company evaluates executive officer compensation in several different ways, including reviewing market survey compensation data, reviewing customized compensation information for companies of comparable size and complexity and receiving advice and recommendations from the Chief Executive Officer for executives other than himself. These multiple bases of review and evaluation help our Executive Compensation Committee oversee an executive compensation program that is competitive yet closely tied to the Company's and each executive officer's performance. Additionally, the Company's annual bonus program recognizes and rewards the success of executives who manage performance to achieve the short-term goals set for them every year by the Company and the Executive Compensation Committee.

The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation. However, the Board believes that the Company's executive compensation policies are balanced, appropriately focused on pay for performance principles, aligned with the long-term interests of our shareholders, and enable the Company to attract and retain experienced senior executives.

CUBIC CORPORATION – 2017 Proxy Statement 11

PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF
HOLDING FUTURE ADVISORY VOTES ON
NAMED EXECUTIVE OFFICER COMPENSATION

The Board Unanimously Recommends That You Vote to Hold Future Say-on-Pay Votes "Every Year."

Under the Dodd-Frank Act, the Company's shareholders are entitled to vote at the Annual Meeting regarding whether future "say-on-pay" proposals such as the one in Proposal 2 above should occur every three years, every two years or every year. Under the rules issued by the SEC, shareholders also have the option to abstain from voting on the matter.

After careful consideration of the frequency alternatives, the Board has determined that an advisory shareholder vote on executive compensation every year is the best approach for the Company and its shareholders because it will enable our shareholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between the Company and our shareholders on the compensation of the Company's named executive officers.

In voting on this proposal, shareholders should be aware that they are not voting to approve or disapprove the Board's recommendation to hold say-on-pay votes every year. Instead, shareholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain.

Because this advisory vote is non-binding, the Board may decide that it is in the best interests of the Company's shareholders and the Company to hold a say-on-pay vote more or less frequently than the option approved by the Company's shareholders. However, the Board values the opinions that the Company's shareholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

12 CUBIC CORPORATION – 2017 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and
Analysis

This Compensation Discussion and Analysis describes the Company's compensation philosophy and the objectives of the Company's compensation program for its executive officers, including the named executive officers listed in the Summary Compensation Table below (the "NEOs") and how the Executive Compensation Committee oversees the executive compensation program. This Compensation Discussion and Analysis also describes the compensation determination process for fiscal year 2016 and how each element of compensation was determined.

Review of Executive
Compensation Best Practices

The Board believes that the Company's compensation policies and practices are aligned with good corporate governance:

•
Stock ownership guidelines apply to both executive officers and directors

•
Clawback policy for incentive compensation

•
"Double trigger" change-in-control agreements

•
No tax gross-ups

•
No employment contracts

•
Modest perquisites

•
Long-term equity incentive award program aligns executive incentives with shareholder interests

•
Strong shareholder response (97% in favor) to 2016 say-on-pay vote

Overview and Objectives of
Executive Compensation
Program

The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation. However, the Board believes that the Company's executive compensation policies are balanced, appropriately focused on pay for performance principles, aligned with the long-term interests of our shareholders, and enable the Company to attract and retain experienced senior executives.

As described more fully in this Compensation Discussion and Analysis, the Company evaluates executive officer compensation in several different ways, including reviewing market survey compensation data, reviewing customized compensation information for companies of comparable size and complexity and receiving advice and recommendations from the CEO. These multiple bases of review and evaluation help our Executive Compensation Committee oversee an executive compensation program that is competitive yet tied to the Company's and each executive officer's performance. Additionally, the Company's annual performance bonus program recognizes and rewards the success of executives who manage performance to achieve the short-term goals set for them every year by the Company and the Executive Compensation Committee.

We have three main elements in our executive compensation program: base salary, an annual performance bonus, and a long-term equity incentive award program for our executive officers. The long-term equity incentive award program includes RSUs that vest based on the passage of time as well as RSUs that vest based on the Company's achievement of certain performance objectives over a three-year performance period.

Setting Executive
Compensation – Role of the
Executive Compensation
Committee and Management

The Executive Compensation Committee is responsible for overseeing our executive compensation program for all executive officers, including the NEOs, for the senior officers of the Company's major business units, as well as determining and approving ongoing compensation arrangements for our NEOs. The Executive Compensation Committee also makes recommendations to the Board with respect to compensation for our Independent Directors. In making its decisions, the Executive Compensation Committee relies on advice from its independent compensation consultant and receives, reviews, and acts on recommendations from the CEO regarding salary, bonus and equity compensation for all executive officers including the NEOs (other than himself) and for the senior officers of its major business units.

Our human resources department assists the CEO in the formulation of compensation recommendations to the Executive Compensation Committee, and other executive officers may provide relevant input as needed for persons other than themselves. It evaluates and approves these compensation elements annually. If relatives of any director or elected corporate principal officer are also employees of the Company or any subsidiary, the Executive Compensation Committee reviews compensation recommendations for such individuals.

Role of Independent
Compensation Consultant and
Comparable Company
Information

The Executive Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit,

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

in connection with the oversight of our executive compensation program.

During fiscal year 2016, the Executive Compensation Committee independently engaged and received advice from Willis Towers Watson. Willis Towers Watson provided the Executive Compensation Committee with advice regarding senior executive compensation and non-employee director compensation. Willis Towers Watson was asked to survey similarly sized companies in similar businesses in respect of senior executive positions and responsibilities, taking into account the range of salary, bonus and long-term incentive compensation without reference to perquisites and equity-based or related awards. They were also asked for input related to setting compensation for fiscal years 2016 and 2017. In addition, during fiscal year 2016, management retained Willis Towers Watson to provide pension and actuarial services to the Company in connection with the Company's pension plan. Management consulted with the Executive Compensation Committee prior to its retention of Willis Towers Watson for such additional services. During fiscal year 2016, the aggregate fees for determining or recommending the amount or form of executive and director compensation paid to Willis Towers Watson was $23,651, and the aggregate fees for the additional services related to pension and actuarial services paid to Willis Towers Watson was $394,037, which included a one-time charge for work on an initiative to offer lump sum payouts to terminated vested participants in the Cubic Corporation Pension Plan.

During fiscal year 2016, the Executive Compensation Committee also independently engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") and received advice from Pearl Meyer regarding the compensation of Walter C. Zable, who served as our Executive Chairman during fiscal year 2016. Pearl Meyer reviewed comparative compensation for the Executive Chairman for comparable companies, taking into account executives with similar experience and responsibilities. Pearl Meyer was paid $18,055 for this advice.

After review and consultation with Willis Towers Watson and Pearl Meyer, the Executive Compensation Committee determined that Willis Towers Watson and Pearl Meyer are independent and there is no conflict of interest resulting from retaining Willis Towers Watson and Pearl Meyer currently or during fiscal year 2016. In reaching these conclusions, the Executive Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NYSE listing standards.

Our Executive Compensation Committee has not historically established compensation levels based on benchmarking. Our Executive Compensation Committee has instead relied upon the judgment of its members in making compensation decisions after reviewing our performance and carefully evaluating an NEO's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance shareholder value.

However, in order to attract, retain and motivate senior executives, our annual compensation evaluation process does include a review of the salary, bonus and long-term incentive practices of organizations of similar size, in comparable industries, and concerning individuals with relevant responsibilities and experience. The CEO and our human resources department support their recommendations regarding executive compensation with this competitive market data.

For fiscal year 2016, executive compensation levels by job category were reviewed in the context of industry survey data provided by three independent consulting firms (Radford, an Aon Hewitt Consulting

Company, Mercer and Willis Towers Watson), which surveys were subscribed to by our human resources department (data is not customized for the Company). The companies included in these surveys have both a regional and national focus. Together, these surveys included data from approximately 4,000 companies and included data regarding both executive and non-executive salaries, bonuses and equity compensation.

We do not instruct the providers of this data to significantly vary their reports from a standard format, the identities of the individual companies included in the surveys were not provided to the Executive Compensation Committee, and the Executive Compensation Committee did not refer to individual compensation information for such companies. Our objective is to obtain data from a broad spectrum of technology and defense companies and also from public companies of similar size in revenue.

As part of its compensation review, Willis Towers Watson also prepared an independent assessment of competitive compensation levels and incentive practices for the Company's CEO for fiscal year 2016 and beyond. The review was based on the Radford, Mercer and Willis Towers Watson published survey data provided by our human resources department as well as proxy disclosures by a select group of relevant peer companies.

The peer companies were approved by the Executive Compensation Committee with review and input from Willis Towers Watson and senior management based on industry sector, similarity of business activities, size and performance. The objective was to have a group of companies sufficient in size and relevance to provide meaningful assessments of compensation levels and practices. The peers included the following 15 defense and technology companies.

  AeroVironment, Inc.
  Ansys, Inc.
  CACI International, Inc.
  Ducommun, Inc.
  Esterline Technologies Corp.
  HEICO Corp.
  iGATE Corporation
  Kratos Defense & Security Solutions, Inc.
  ManTech International Corporation
  Moog Inc.
  NCI, Inc.
  Teledyne Technologies Inc.
  Teradata Corporation
  Unisys Corporation
  ViaSat, Inc.

While the Executive Compensation Committee reviewed the foregoing comparable company data in connection with its determinations of the fiscal year 2016 base salaries, target bonuses and long-term equity incentive awards for our NEOs, the Executive Compensation Committee did not attempt to set those compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine NEO compensation. Instead, as described above and consistent with past practice, the Executive Compensation Committee members relied on their judgment and experience in setting those compensation levels and making those awards. We expect that the Executive Compensation Committee will continue to review comparable company data in connection with setting the compensation we offer our NEOs to help ensure that our compensation programs are competitive and fair.

14 CUBIC CORPORATION – 2017 Proxy Statement

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Recovery Policy

Management and the Board believe our compensation policies are not reasonably likely to result in the incurrence of a material adverse financial or other effect. Moreover, we believe our compensation policies and practices have not and will not impact our risk management objectives and do not create risks that are reasonably likely to have a material adverse effect on the Company. However, the Board believes that it is prudent to maintain a compensation recovery policy.

Pursuant to the terms of the compensation recovery or "clawback" policy, the Board is given the right to require the reimbursement or forfeiture of incentive compensation from an executive officer in the event the officer's wrongdoing is later determined by the Board to have resulted in (a) a restatement of the Company's financial results due to its material noncompliance with any financial reporting requirement under U.S. securities laws, or (b) a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded (a "Recoverable Event"). We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer in this situation, the Company demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Under our clawback policy, if the Board determines that a Recoverable Event was caused by an executive officer's fraud, gross negligence or willful misconduct, it may require reimbursement from the executive officer for vested incentive compensation and/or the forfeiture of unvested or unpaid incentive compensation. The amount of vested compensation that may be recovered or subject to forfeiture is any incentive compensation paid to, and any performance-based equity awards earned by, the executive officer that the executive officer would not have received if the Company's financial results had been reported properly. The right to cause a forfeiture or recovery of incentive compensation applies to incentive compensation awarded, vested and/or paid during the twelve months prior to the date on which the Company is required to prepare an accounting restatement.

Ownership Guidelines

The Executive Compensation Committee has established management and directors stockholding guidelines (the "Ownership Guidelines") to further align the interests of management with the Company's shareholders, with the intent that the guidelines be met within five years of the 2014 implementation date, or the individual director or officer promotion or new hire date, whichever is later.

The Ownership Guidelines are as follows:

For Management:

•
Chief Executive Officer, three times base salary;

•
Other executive officers, one times base salary; and

•
Vice Presidents or above who receive long-term equity incentive awards, 0.5 times base salary.

For Directors:

•
Three times annual base retainer.

Due to the restrictions on her ability to take compensation for her services as a non-employee director until July 1, 2016 (as described above under "– Director Compensation"), the Board determined that Admiral Hamby would be excepted from the ownership guidelines. Under the Ownership Guidelines, all Company shares directly held by the director or officer, his or her related trusts and immediate family shall be included in the calculations, provided, however, that any unvested RSUs shall not be included.

Anti-Hedging Policy

Company policy prohibits our directors, NEOs and other elected officers from engaging in hedging transactions with respect to Company stock.

Response to the 2016
Say-On-Pay Vote

In February 2016, we held a say-on-pay vote, and our shareholders overwhelmingly approved the compensation of our NEOs, with approximately 97% of shareholder votes cast in favor of our 2016 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after this date, we were mindful of the strong support our shareholders expressed for our compensation philosophy. Following its annual review of our executive compensation practices after the annual meeting, the Executive Compensation Committee decided generally to retain the approach to executive compensation it had previously adopted for fiscal year 2015.

Fiscal Year 2016 Executive
Compensation Decisions

The amount of each element of pay is determined annually taking into account factors including competitive company compensation data, as described above. A description of the executive compensation decisions with respect to fiscal year 2016 compensation for the NEOs is set forth below.

Base Salary

Base salaries for our executives are established based on individual factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive company compensation information and the overall market demand for such executives at the time the respective executive is hired or promoted.

As with total executive compensation, we believe that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities at comparable

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

companies, although we have not historically benchmarked executive base salaries against a specific market comparison group. An executive's base salary is also evaluated together with components of the executive's other compensation to ensure that the executive's total compensation is consistent with our overall compensation philosophy.

In September 2015, the Executive Compensation Committee reviewed the base salaries of the NEOs and after consultation with the CEO (with respect to the salaries of the other NEOs) and a review of the comparable company information described above. In addition, the Executive Compensation Committee asked Willis Towers Watson to review executive salaries against the peer group of companies described above and determined that Mr. Feldmann's salary was significantly below market. The Executive Compensation Committee then, based upon Mr. Feldmann's performance and the appropriate targeted salary range for Mr. Feldmann in comparison with CEOs in peer companies, approved an adjustment that brought his compensation closer to the median of our peer companies. After its review of this information, the Executive Compensation Committee determined to increase the base salaries for fiscal year 2016 of Mr. Thomas and Mr. Zable by 3%, Mr. Feldmann by 10%, and Mr. Cole by 36% over each such officer's base salary for fiscal year 2015. The resulting annual base salaries of Messrs. Thomas, Feldmann and Cole for fiscal year 2016 were $515,000, $770,000, and $375,000, respectively.

In October 2015, Mr. Cole was promoted from a vice president of the CTS segment to a corporate senior vice president and head of the CTS segment.

At the request of Mr. Zable, and with the concurrence of the Executive Compensation Committee, the annual base salary for Mr. Zable was reduced from $642,720 to $533,130 on February 19, 2016, to reflect his reduced responsibilities occurring at that time.

Mr. Twyman was promoted to his current role in May 2016, upon the resignation of Mr. Toti, and his annual base salary was increased to $425,000 at that time.

The fiscal year 2016 base salaries for each of the NEOs are reflected in the Summary Compensation Table below.

Annual Incentives

Our executive compensation program includes eligibility for an annual performance-based cash bonus for all executives. Our annual bonuses emphasize pay-for-performance by providing our executives with the opportunity to receive performance bonuses based on corporate performance relative to those measures which are determined by the Executive Compensation Committee to be most likely to enhance shareholder value.

For fiscal year 2016, Mr. Feldmann had a target bonus of 100% of salary and each of Messrs. Thomas, Toti, Cole, Twyman and Zable had a target bonus of 50% of salary. The maximum bonus is one and one-half times the target bonus. Mr. Toti was not eligible to receive a 2016 bonus as a result of his termination of employment in May 2016.

For fiscal year 2016, the NEOs were eligible to receive a fiscal year 2016 bonus if the financial performance of the Company or a business segment of the Company met selected goals. The various performance objectives under the annual bonus plan are weighted depending on the Executive Compensation Committee's belief regarding the suitability of emphasis of each factor for that year's performance.

The fiscal year 2016 annual bonuses for Messrs. Feldmann, Thomas and Zable were tied to selected financial goals related to the Company's performance, including sales, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), earnings per share ("EPS") and return on invested capital ("ROIC"). In addition, the Executive Compensation Committee included a subjective goal related to the successful implementation of new enterprise resource planning ("ERP") software during fiscal 2016.

The ERP goal was based on not exceeding a specific spending target and meeting the implementation schedule for fiscal 2016. The fiscal year 2016 bonus formula identified the major bonus elements as ROIC and Adjusted EBITDA for Messrs. Feldmann Thomas and Zable because the Executive Compensation Committee believes these financial metrics to be principal drivers of the attractiveness of an equity investment in the Company. Their annual bonuses were also tied, in part, to performance relative to sales, EPS and the ERP implementation goal.

The fiscal year 2016 annual bonus for Mr. Cole was tied to the performance of our CTS business including sales, Adjusted EBITDA and ROIC; Adjusted EBITDA and ROIC of the Company; and the ERP implementation goal. The fiscal year 2016 annual bonus for Mr. Twyman was tied to the performance of a component of our Cubic Global Defense – Systems ("CGD-Systems") business, including sales and operating income; Adjusted EBITDA and ROIC of the entire CGD business; Adjusted EBITDA and ROIC of the Company; and the ERP implementation goal. For Mr. Cole, the fiscal year 2016 bonus formula identified the major bonus element as ROIC of our CTS business, while for Mr. Twyman the major element was the operating income of the business units within CGD-Systems for which he was responsible for the majority of the fiscal year. The Executive Compensation Committee selected these incentives because they wanted to reward the financial performance of the component of the Company to which such executives' services primarily relate.

In 2015, the Executive Compensation Committee modified the measure of EPS for the effect of a non-cash U.S. deferred tax asset valuation allowance established during fiscal 2015, adding back $1.33 to EPS for purposes of this performance measure. The Executive Compensation Committee determined that the nature of the non-cash effect on EPS did not reflect actual performance within the control of management. The Executive Compensation Committee further determined that when adjustments to the U.S. deferred tax asset valuation allowance are made in future years, these amounts would also not be included in the measure of EPS. In 2016, there was a partial reversal of the U.S. deferred tax valuation allowance that had the effect of increasing EPS by $0.25 per share. Therefore, an adjustment was made to the 2016 EPS measurement to reduce it by $0.25; however, this had no impact on the amounts paid to the NEOs because the EPS objective for purposes of the annual bonus payouts was not achieved in 2016 with or without this adjustment.

16 CUBIC CORPORATION – 2017 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Target levels for the various performance objectives are set to require challenging but attainable goals depending on current market conditions and the Company's business prospects. The Executive

Compensation Committee and management believe our annual bonus plan design balances the appropriate level of risk in management decision making with the careful use of capital and assets. The table below sets forth the performance objectives and weighting for purposes of each of the NEOs, our actual performance relative to those objectives during fiscal 2016 and the ultimate weighted percentage achievement for bonuses.

Performance measures (In thousands, except per share data)	2016 Weighting %	2016 Target	2016 Actual	% of Target Earned	% of Payout Earned

Cubic Corporation
Performance measures for Cubic Corporation are for Mr. Feldmann, Mr. Thomas, and Mr. Zable
Sales	10%	$1,533,907	$1,461,665	95.29%	8.59%
Adjusted EBITDA(1)	30%	$145,972	$118,049	80.87%	8.68%
Return on Invested Capital(3):
Adjusted EBITDA(1) Margin	10%	9.5%	8.1%	84.87%	4.69%
Invested Capital Turnover	20%	1.84	1.79	97.18%	18.31%
Earnings Per Share(2)	10%	$0.52	$(0.18)	0.00%	0.00%
ERP Implementation	20%			100.00%	20.00%

				Total	60.26%

Cubic Transportation Systems
Performance measures for Cubic Transportation Systems are for Mr. Cole
Segment Sales	10%	$592,577	$586,421	99.00%	9.69%
Segment Adjusted EBITDA(1)	20%	$68,804	$67,633	98.30%	18.98%
Segment Return on Invested Capital(3):
Adjusted EBITDA(1) Margin	10%	11.6%	11.5%	99.33%	9.80%
Invested Capital Turnover	15%	2.17	2.13	98.16%	14.17%
Consolidated Adjusted EBITDA(1)	12.5%	$145,972	$118,049	80.87%	3.61%
Consolidated Return on Invested Capital(3)
Adjusted EBITDA(1) Margin	4.2%	9.5%	8.1%	84.87%	1.96%
Invested Capital Turnover	8.3%	1.84	1.79	97.18%	7.62%
ERP Implementation	20%			100.00%	20.00%

				Total	85.84%

Cubic Global Defense
Performance measures for Cubic Global Defense are for Mr. Twyman
Business Unit Sales	10%	$238,926	$219,878	92.03%	7.61%
Business Unit Operating Income	30%	$34,091	$32,678	95.86%	26.27%
Segment Adjusted EBITDA(1)	15%	$83,469	$56,651	67.87%	0.00%
Segment Return on Invested Capital:
Adjusted EBITDA(1) Margin	7.5%	8.9%	6.5%	73.00%	0.00%
Invested Capital Turnover	12.5%	1.68	1.53	91.40%	9.28%
Consolidated Adjusted EBITDA(1)	7.5%	$145,972	$118,049	80.87%	2.17%
Consolidated Return on Invested Capital(3)
Adjusted EBITDA(1) Margin	2.5%	9.5%	8.1%	84.87%	1.17%
Invested Capital Turnover	5.0%	1.84	1.79	97.18%	4.58%
ERP Implementation	10%			100.00%	10.00%

				Total	61.07%

(1)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is a non-GAAP performance measure management uses that excludes income taxes, capital structure related expenses, non-operating income and expenses, depreciation, amortization, ERP/supply chain initiative expenses, acquisition related expenses, restructuring costs and goodwill impairment charges. The following is a reconciliation of Adjusted EBITDA to net income as defined by the Executive Compensation Committee for purposes of the 2016 Annual Incentive Plan. For the portion of Mr. Twyman's fiscal 2016 annual bonus that relates to the Adjusted EBITDA performance of the Cubic Global Defense business, the actual Adjusted EBITDA for fiscal year 2016 is calculated as the sum of the Adjusted EBITDA amounts for CGD Systems and CGD Services in the reconciliation below.

Year Ended Sep 30, 2016 In millions	Consolidated	CTS	CGD Systems	CGD Services

Net income attributable to Cubic	$1.7
Provision for income taxes	(9.2)
Interest expense (income), net	9.7	(1.2)	$–	$(0.1)
Other non-operating expense (income), net	5.0	0.4	$0.6	$–

Operating Income (loss)	$7.2	$57.5	$(17.1)	$11.2

Depreciation and amortization	45.5	8.2	28.7	5.2
Acquisition related expenses, excluding amortization	28.7	0.9	27.8	–
ERP/Supply Chain Initiatives	34.8	–	–	–
Restructuring costs	1.8	1.0	0.3	0.5

Adjusted EBITDA	$118.0	$67.6	$39.7	$16.9

CUBIC CORPORATION – 2017 Proxy Statement 17

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

(2)
The 2016 actual EPS achieved was adjusted downward by $0.25 for the effect of a partial reversal of the deferred tax valuation allowance in the U.S. This adjustment is in accordance with the goal measurement criteria established by the Executive Compensation Committee in 2015, when it determined that the nature of the non-cash effect of this valuation allowance on EPS did not reflect actual performance within the control of management. The Executive Compensation Committee determined that when adjustments to the U.S. deferred tax asset valuation allowance are made in future years, these amounts would also not be included in the measure of EPS.

(3)
The ROIC measure uses Adjusted EBITDA in its calculation of the margin on sales. See the description and reconciliation of Adjusted EBITDA to net income in note (1) above. Invested capital is defined as total equity, plus total short- and long-term borrowings, less cash and marketable securities. Invested Capital Turnover is sales divided by invested capital.

The annual bonus formula for fiscal year 2016 provided that, for each 1% achievement above a target performance goal, the bonus amount attributable to that performance goal would be increased by 2.5% to a maximum of an additional 50% of that portion of the bonus amount at an achievement of 20% above the performance goal. For each 1% shortfall in a performance goal the bonus amount attributable to that performance goal would be decreased by 3%, 4.5% or 5% (depending on the amount of shortfall) so that 75% achievement of any performance goal would result in no bonus award for that goal. The overall weighted percentage achievement relative to all performance goals for fiscal year 2016 was 60.3% for Messrs. Feldmann, Thomas and Zable, 85.8% for Mr. Cole, and 61.1% for Mr. Twyman. The overall weighted percentage achievement relative to all performance goals for fiscal year 2016 for each NEO was then multiplied by an individual performance factor and then by each NEO's target bonus to determine his fiscal year 2016 annual bonus.

The individual performance multipliers were based on a formula based on the annual performance rating given to each individual. The ratings provided for a possible range of 0% to 130% for the multiplier factor. Mr. Feldmann rated Messrs. Thomas, Cole and Twyman and recommended the multiplier for each. The Executive Compensation Committee reviewed and approved the multipliers for each executive. The Executive Compensation Committee rated Mr. Zable and Mr. Feldmann, and then assigned a multiplier to each. Individual performance multipliers were based on internal performance evaluations and the subjective discretion of the Executive Compensation Committee. The multipliers determined by the Executive Compensation Committee were as follows: Mr. Feldmann – 1.05; Mr. Thomas – 1.05; Mr. Zable –1.00; Mr. Cole – 1.21; and Mr. Twyman – 1.10.

Each NEO's fiscal year 2016 annual bonus award is disclosed in the Summary Compensation Table below.

Long-Term Equity Incentive Award Program

The Company's long-term equity incentive awards are intended as an incentive for selected individuals to lead the Company in achieving long-term goals and to align their interests with the long-term interests of the Company's shareholders. The Company awards restricted stock units pursuant to its long-term equity incentive award program. Each RSU represents a contingent right to receive one share of the Company's common stock. Vested shares will be delivered to the recipient following each vesting date. Dividend equivalent rights accrue with respect to the RSUs when and as dividends are paid on the Company's common stock and vest proportionately with the RSUs to which they relate. All of the RSU awards are made under the Company's 2015 Equity Incentive Plan.

The Executive Compensation Committee awards both time-based and performance-based RSUs to the executive officers. The use of performance-based RSUs as a component of the overall equity awards granted is based upon the Executive Compensation Committee's consideration of competitive market data, the desirability of utilizing a balanced system to mitigate risk, the desire to encourage superior performance while building ownership, and the desirability of this type of equity award as a component of a pay-for-performance program.

Fiscal 2016 Long-Term Equity Incentive Awards.    In November 2015, the Executive Compensation Committee awarded the time-based vesting and performance-based vesting RSUs to the NEOs listed below.

Name	Title	Time-Based Vesting RSUs	Target Number of Performance-Based RSUs

Bradley H. Feldmann	President and Chief Operating Officer	19,126	19,126
John D. Thomas	Executive Vice President and Chief Financial Officer	8,197	8,197
William J. Toti	President, Cubic Global Defense	7,104	7,104
Walter C. Zable	Executive Chairman of the Board of Directors	1,640	–
Matthew J. Cole	President, Cubic Transportation Systems	4,919	4,919
Michael R. Twyman	President, Cubic Mission Solutions	5,465	5,465

For all time-based vesting RSUs, other than those granted to Walter C. Zable, the RSUs vest in four equal installments on each of October 1, 2016, 2017, 2018 and 2019, subject to the recipient's continued service with the Company through each such date. For the time-based vesting RSUs granted to Walter C. Zable, the RSUs vest in two equal installments on each of October 1, 2016 and October 1, 2017.

The performance-based vesting RSUs granted to our NEOs are intended to reward the achievement of sales growth, Adjusted EBITDA growth, and return on equity ("ROE") objectives over a three-year performance period. The three-year performance period for the performance-based vesting RSUs granted on November 6, 2015 commenced on October 1, 2015 and will end on September 30, 2018. These performance-based RSUs are referred to as the "2016-2018 PRSUs."

Specifically, recipients of the 2016-2018 PRSUs will be eligible to vest in such RSUs at the end of the three-year performance period based on the achievement of specified sales growth, Adjusted EBITDA growth, and ROE targets for the performance period established by the Executive Compensation Committee, subject to the recipient's continued service with the Company through such vesting date, except as otherwise provided in the applicable RSU agreement.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

The 2016-2018 PRSUs vest based 40% on sales growth achievement, 40% on Adjusted EBITDA growth achievement, and 20% on ROE achievement by the Company during the performance period. If the Company's sales growth achievement, Adjusted EBITDA growth achievement, and/or ROE achievement for the performance period equals or exceeds one of three different achievement levels (threshold, target and maximum), then a certain percentage of the RSUs will vest (25%, 100% and 200%, respectively). The percentage for determining the number of RSUs that will vest if performance is between the specified achievement levels will be determined by linear interpolation between the applicable achievement amounts for each measure. Performance below the threshold level for a performance measure will result in no vesting with respect to that measure.

The Company's sales growth generally means the aggregate of the Company's sales during the performance period, divided by a baseline sales level determined by the Executive Compensation Committee. The Company's Adjusted EBITDA growth generally means the aggregate of the Company's Adjusted EBITDA during the performance period, divided by a baseline Adjusted EBITDA level determined by the Executive Compensation Committee. The Company's ROE for the performance period generally means the Company's net income ROE, expressed as an average annual percentage of beginning equity.

Following the completion of the three-year performance period, the Executive Compensation Committee will certify the Company's performance relative to the sales growth, Adjusted EBITDA growth, and ROE objectives for such performance period.

As described above, based on the level of such sales growth, Adjusted EBITDA growth, and ROE, the number of target RSUs granted to a recipient will be multiplied by a percentage from 0% to 200% to determine the number of RSUs vesting.

Performance-Based RSUs for Performance Period Ended September 30, 2016.

The performance-based vesting RSUs granted on December 12, 2013 (referred to as the "2014-2016 PRSUs") were intended to reward the achievement of sales growth, Adjusted EBITDA growth, and ROE objectives over a three-year performance period. The three-year performance period for the 2014-2016 PRSUs commenced on October 1, 2013 and ended on September 30, 2016. These RSUs were eligible to vest based 40% on sales growth achievement, 30% on Adjusted EBITDA growth achievement, and 30% on return on equity achievement by the Company during such performance period. If the Company's sales growth achievement, Adjusted EBITDA growth achievement, and/or return on equity achievement for the performance period equals or exceeds one of three different achievement levels (threshold, target and maximum), then a certain percentage of the RSUs were eligible to vest (25%, 100% and 200%, respectively). The percentage for determining the number of RSUs that will vest if performance was between the specified achievement levels was determined by linear interpolation between the applicable achievement amounts for each measure. Performance below the threshold level for a performance measure will result in no vesting with respect to that measure.

Following the completion of the three-year performance period that ended on September 30, 2016, the Executive Compensation Committee certified the Company's performance relative to the sales growth, Adjusted EBITDA growth, and ROE objectives for such performance period. As described in the table below, based on the level of such sales growth, Adjusted EBITDA growth, and return on equity, the number of target RSUs granted to a recipient was multiplied by 10.7% to determine the number of RSUs that vested pursuant to such awards.

The 10.7% multiplier was determined based upon the Company's performance for the three year period ended September 30, 2016 as compared with the targets for the 2014-2016 PRSUs, as follows:

Performance measures	2014-2016 PRSU Weighting %	2014-2016 PRSU Threshold	2014-2016 PRSU Target	2014-2016 PRSU Maximum	2014-2016 Actual Achievement	% of Vesting Achieved	Weighted Vesting Earned

Cubic Corporation
Sales Growth Factor(1)	40%	1.05	1.10	1.15	1.05	26.8%	10.7%
Adjusted EBITDA Growth Factor(2)	30%	1.06	1.12	1.18	0.85	0.0%	0.0%
Return on Equity(3)	30%	8.0%	11.0%	14.0%	4.3%	0.0%	0.0%

					Total	Total	10.7%

(1)
The sales growth factor for the 2014-2016 PRSUs is calculated as the cumulative sales achieved in fiscal years 2014, 2015 and 2016 divided by the baseline cumulative sales amount of $4,082,169,000. The cumulative sales achieved in fiscal years 2014, 2015 and 2016 totaled $4,291,062,000. As such the achieved Sales Growth Factor was 1.05.

(2)
Adjusted EBITDA is a non-GAAP performance measure used by management. In the context of the vesting criteria for the 2014-2016 PRSUs. Adjusted EBITDA excludes income taxes, non-operating income and expenses, depreciation, amortization, and goodwill impairment charges. The Adjusted EBITDA Growth Factor for the 2014-2016 PRSUs is calculated as the cumulative Adjusted EBTIDA achieved in fiscal years 2014, 2015 and 2016 divided by the baseline cumulative Adjusted EBTIDA amount of $337,848,000. The Adjusted EBITDA achieved in fiscal years 2014, 2015 and 2016 totaled $288,557,000. As such the achieved Sales Growth Factor was 0.85. The following is a reconciliation of Adjusted EBITDA to net income as defined by the Executive Compensation Committee for purposes of the vesting of the 2014-2016 PRSUs:

(in thousands)	Three Years Ended September 30, 2016

Net income attributable to Cubic	$94,111
Add:
Interest expense, net	15,002
Income taxes	59,616
Depreciation and amortization	113,580
Noncontrolling interest in income of VIE	–

EBITDA	282,309

Adjustments to EBITDA:
Other non-operating expense (income), net	6,248

Adjusted EBITDA	$288,557

(3)
The Return on Equity measure is calculated as net income attributable to Cubic for the year divided by equity at the beginning of the year.
CUBIC CORPORATION – 2017 Proxy Statement 19

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

The actual number of 2014-2016 PRSUs that vested for each NEO are set forth in the table above as well as reflected in the 2016 Option Exercises and Stock Vested table below. The shares issued upon settlement of the 2014-2016 PRSUs were delivered to the NEOs on November 22, 2016 following the Executive Compensation Committee's certification of the results set forth in the table above.

	Possible Payouts for 2014-2016 PRSUs
				Actual Number of Shares Acquired on Vesting of the 2014-2016 PRSUs(1)
Name	Threshold Shares	Target Shares	Maximum Shares

Bradley H. Feldmann	2,273	9,090	18,180	973
John D. Thomas	1,894	7,575	15,150	811
William J. Toti	–	–	–	–
Walter C. Zable	–	–	–	–
Matthew J. Cole	253	1,010	2,020	108
Michael R. Twyman	–	–	–	–

(1)
For the 2014-2106 PRSUs, the Company's performance during this period exceeded the threshold vesting requirement for the Sales target, but the Company's performance during this period fell below the threshold vesting requirement for the Adjusted EBITDA and Return on Equity targets. As a result, the number of target PRSUs granted to a recipient was multiplied by 10.7% to determine the number of PRSUs that vested pursuant to such awards.

Accelerated Vesting of Time-Based RSUs.    Time-based RSUs are generally forfeited unless an executive is continuously employed through the applicable vesting dates. There are, however, certain exceptions to this treatment. The time-based vesting RSUs granted by the Company vest immediately upon a recipient's termination of employment or service as a result of his death or disability. For time-based vesting RSUs, other than those granted to Mr. Zable, the RSUs vest immediately upon a recipient's termination without cause or resignation for good reason within twelve months following a change in control. For time-based vesting RSUs granted to Mr. Zable, the RSUs shall vest immediately upon a change in control.

Accelerated Vesting of Performance-Based RSUs.

Performance-based RSUs are generally forfeited unless an executive is continuously employed through the last day of the performance period. The underlying principle is that the executive needs to have been an active employee during the entire performance period in order to have contributed to the results on which the earned awards are based. There are, however, certain exceptions to this treatment.

Upon a change in control of the Company, a number of performance-based vesting RSUs equal to the target RSUs will vest immediately prior to the date of such change in control.

In addition, with respect to performance-based vesting RSUs granted during fiscal year 2016 or thereafter:

•
in the event of a recipient's termination of employment or service as a result of his or her disability, termination without cause or resignation for good reason, the recipient will remain eligible to vest in the RSUs based on actual performance for the three-year performance period, with the resulting RSUs prorated for the portion of the performance period that elapsed prior to the date of such termination; and

•
in the event of a recipient's death, the recipient will vest in the target RSUs, which target RSUs shall be prorated for the portion of the performance period that elapsed prior to the date of death.

In addition, with respect to performance-based vesting RSUs granted prior to fiscal year 2016, in the event of a recipient's termination of employment or service as a result of his or her death, disability, termination without cause or resignation for good reason, the recipient will vest in the target RSUs, which target RSUs shall, in the case of a termination without cause or resignation for good reason, be prorated for the portion of the performance period that elapsed prior to the date of termination.

Deferred Compensation Plan

Certain of the directors and NEOs participate in the Cubic Corporation Amended and Restated Deferred Compensation Plan (the "Deferred Compensation Plan"). For more information, please see the Nonqualified Deferred Compensation table below.

Retirement Benefits

All of our regular employees, including our NEOs, who meet certain defined requirements, may participate in our 401(k) plan. 401(k) matching payments and profit sharing plan contribution are equally available to all eligible employees. The profit sharing contribution percentage is based on a scale ranging from 2.5% to 9% of eligible compensation and is tied to the Company's ROE for the fiscal year.

For 2016, the minimum threshold for ROE was not achieved, resulting in a profit sharing payout at the floor percentage of 2.5%. The value of the Company's contributions on behalf of the NEOs during fiscal year 2016 is set forth in the Summary Compensation Table below.

Certain of the NEOs are also participants in the Cubic Corporation Pension Plan (the "Pension Plan"), which plan was frozen as of December 31, 2006. For more information, please see the Pension Benefits table below.

Other Benefits

We provide certain perquisites and personal benefits to our senior executives. These include annual physical examinations, term life insurance, a financial planning benefit of up to $15,000 per year per NEO in the first year and $10,000 per year per NEO thereafter, and an auto allowance. In addition, Messrs. Feldmann and Zable were allowed limited use of the Company's airplane for personal travel, which does not exceed the lesser of 6 round trips or 2000 flight minutes per year. Further they are responsible for the imputed taxable income of their use and that of their guests on such flights. The Company's airplane was sold in March 2016, so this benefit ceased at that time. Mr. Cole was also allowed personal use of the Company's apartment in New York

20 CUBIC CORPORATION – 2017 Proxy Statement

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

City. During fiscal 2016, we also provided each NEO a limited amount of administrative support for personal travel arrangements and other personal business at the Company's expense.

Our Executive Compensation Committee periodically reviews the levels of perquisites and other personal benefits to the NEOs to ensure they fit within the Company's overall compensation philosophy.

Severance and Change in Control Benefits

The Board has approved severance and change in control arrangements in which our NEOs participate to provide for certain severance benefits in the event that a NEO's employment is involuntarily or constructively terminated, including in connection with a change in control. The Company recognizes the challenges executives often face securing new employment following termination.

To mitigate these challenges and to secure the focus of our management team on the Company's affairs, all NEOs are entitled to receive severance payments under the Company's severance policy upon a termination by the Company without cause. The Company believes that reasonable severance benefits for its executive officers are important because it may be difficult for its executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide enhanced benefits in the event of an involuntary termination or a constructive termination within 3 months before or 24 months after a change in control as a means of reinforcing and encouraging the continued attention and dedication of our executives to their duties of employment without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change in control.

The Company believes that the interests of shareholders will be best served if the interests of its executive officers are aligned with them, and providing these change in control benefits should eliminate, or at least reduce, the reluctance of the Company's executives to pursue potential change in control transactions that may be in the best interests of shareholders.

Our Transition Protection Plan (the "Protection Plan"), under which the foregoing change in control severance benefits are provided, also assists in the retention and attraction of senior individuals by reducing their concern for financial security in the event of a job loss in connection with a change of control. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Executive Compensation Committee when determining NEO compensation, the decision to offer these benefits did not influence the Executive Compensation Committee's determinations concerning other direct compensation or benefit levels.

The terms of these severance arrangements are described below under "Potential Payments Upon Termination or Change in Control."

Deductibility of Executive Compensation

As part of its role, the Executive Compensation Committee reviews and considers the deductibility of the Company's executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation may be excluded from the limit so long as it meets certain requirements. Our Executive Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision.

In its review and establishment of compensation programs and awards for our NEOs, the Executive Compensation Committee considers the anticipated deductibility or non-deductibility of the compensation as only one factor in assessing whether a particular compensatory arrangement is appropriate, particularly in light of the goals of maintaining a competitive executive compensation system generally (i.e., paying for performance and maximizing shareholder return).

We reserve the right to use our judgment to authorize compensation payments that do not qualify for the compensation deduction if, in light of all applicable circumstances, we believe that such payments are appropriate and in the best interests of the Company and its shareholders.

Executive Compensation Committee Report

The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Executive Compensation Committee of the Board of Directors of Cubic Corporation has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and in the Company's Proxy Statement for its 2017 Annual Meeting of Shareholders.

Executive Compensation Committee
Dr. Robert S. Sullivan, Chair
Bruce G. Blakley
Edwin A. Guiles

CUBIC CORPORATION – 2017 Proxy Statement 21

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table shows the compensation for the three fiscal years ended September 30, 2016, 2015 and 2014 earned by our CEO, our Executive Vice President and CFO, our next three most highly compensated executive officers who were serving as executives as of September 30, 2016, and one former executive who would have been one of the three most highly compensated officers except that he was not an executive officer at September 30, 2016.

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Non-Equity Incentive Plan Compensation(1) $	Stock Awards(2) $	Change in Pension Value(3) $	All Other Compensation(4) $	Total $

Bradley H. Feldmann	2016	770,000	–	487,199	1,750,000	16,042	71,524	3,094,765
President and Chief	2015	701,151	–	390,547	1,500,000	5,622	110,529	2,707,849
Executive Officer	2014	603,305	–	310,832	1,400,000	8,420	56,020	2,378,577

John D. Thomas	2016	515,000	–	162,927	750,000	21,458	45,224	1,494,609
EVP and Chief Financial	2015	500,000	–	132,839	750,000	–	41,772	1,424,611
Officer	2014	475,000	–	194,831	750,000	–	48,631	1,468,462

William J. Toti(5)	2016	399,793	–	–	650,000	–	841,286	1,891,079
President, Cubic	2015	450,008	300,000	155,565	550,000	–	14,255	1,469,828
Global Defense

Walter C. Zable	2016	575,649	–	173,442	75,000	16,549	80,844	921,484
Chairman of the	2015	624,000	–	165,783	75,000	–	126,795	991,578
Board of Directors	2014	600,000	–	246,102	75,000	–	112,321	1,033,423

Matthew J. Cole	2016	375,000	–	194,740	450,000	–	–	1,019,740
President, Cubic
Transportation Systems

Michael R. Twyman	2016	412,773	100,000	138,650	500,000	–	–	1,151,423
President, Cubic
Mission Solutions

(1)
Represents amounts paid under our annual bonus program.

(2)
This column represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted in the respective fiscal years. Amounts do not correspond to the actual value that will be realized by the NEOs. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as filed with the SEC. Other than for Mr. Zable, who was not granted performance-based RSUs, these amounts include the grant date fair values attributable to performance-based RSUs granted to each of the NEOs based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date. The full grant date fair value of all RSUs, including the performance-based RSUs awarded to the NEOs during fiscal year 2016, assuming maximum achievement of the applicable performance objectives, is as follows: Mr. Feldmann ($2,625,000); Mr. Thomas ($1,125,000); Mr. Toti ($975,000); Mr. Cole ($675,000); Mr. Twyman ($750,000); and Mr. Zable ($75,000). The full grant date fair value of all RSUs, including the performance-based RSUs awarded to the NEOs during fiscal year 2015, assuming maximum achievement of the applicable performance objectives, is as follows: Mr. Feldmann ($2,250,000); Mr. Thomas ($1,125,000); Mr. Toti ($825,000); and Mr. Zable ($75,000). The full grant date fair value of all RSUs, including the performance-based RSUs awarded to the NEOs during fiscal year 2014, assuming maximum achievement of the applicable performance objectives, is as follows: Mr. Feldmann ($1,850,000); Mr. Thomas ($1,125,000); and Mr. Zable ($75,000).

(3)
Amounts represent solely the change in the actuarial present value of the accumulated benefit under the pension plan that was frozen at December 31, 2006 and does not represent a change in the benefit to be paid to the executive. The change in pension value is the estimated year-over-year change in the present value, including: (a) change in discount rate assumption; (b) passage of time and; (c) changes in demographics. Where amounts are negative, they are shown as zero in the table. The amounts were computed using the same assumptions the Company used for financial statement reporting purposes. See "Pension Benefits" herein. Additionally, the amounts shown as earnings during fiscal year 2016 in the Nonqualified Deferred Compensation table, later herein, are not included in the Summary Compensation Table above because they are not above market or preferential.

(4)
See following table for detail.

(5)
Mr. Toti served as Executive Vice President of the Company and President of CGD until he left the Company on May 24, 2016.
22 CUBIC CORPORATION – 2017 Proxy Statement

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

All Other Compensation – Detail

Name	Fiscal Year	Life Insurance Premiums(1) $	Profit Sharing and 401(k) Match(2) $	Car Allowance $	Personal Travel(3) $	Financial Planning(4) $	Severance Agreement(5) $	Other(6) $	Total $

Bradley H. Feldmann	2016	3,398	25,780	7,200	21,077	10,000	–	4,069	71,524
	2015	1,413	27,882	7,200	58,721	12,946	–	2,367	110,529
	2014	1,413	35,819	7,200	9,683	–	–	1,905	56,020
John D. Thomas	2016	7,102	25,001	7,200	–	2,886	–	3,035	45,224
	2015	4,055	24,855	7,200	–	3,100	–	2,562	41,772
	2014	4,055	35,396	7,200	–	–	–	1,980	48,631
William J. Toti	2016	2,642	9,134	–	–	719	828,791	–	841,286
	2015	1,101	13,154	–	–	–	–	–	14,255
Walter C. Zable	2016	17,312	6,625	8,400	36,060	–	–	12,447	80,844
	2015	7,803	6,500	8,400	101,682	–	–	2,410	126,795
	2014	7,803	21,675	8,400	71,706	–	–	2,737	112,321
Matthew J. Cole	2016	553	25,700	7,200	–	15,000	–	5,058	53,511
Michael R. Twyman	2016	–	24,876	–	–	–	–	345	25,221

(1)
Represents the value of executive life insurance premiums paid by the Company.

(2)
Includes Company portion of 401(k) and profit sharing plan contributions provided to all eligible employees.

(3)
Aggregate incremental cost to the Company of personal travel by Messrs. Zable and Feldmann on Company aircraft, computed in accordance with SEC guidelines.

(4)
Value of financial planning services provided by the Company.

(5)
Value of termination benefits paid to Mr. Toti subsequent to May 24, 2016, in connection with his termination of employment.

(6)
Miscellaneous items provided at the Company's expense. In fiscal 2016, the amount includes administrative support for personal travel arrangements and other personal business for Mr. Feldmann ($462); for Mr. Thomas ($473); for Mr. Zable ($10,400); for Mr. Cole ($433); and for Mr. Twyman ($345). For Mr. Cole, the fiscal 2016 amount includes the market value of his personal use of the Company apartment in New York, totaling $3,150. All other amounts in all years are for the cost of annual physical examinations.
CUBIC CORPORATION – 2017 Proxy Statement 23

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Grants of Plan-Based Awards
Fiscal Year 2016

The following table reflects the incentive plan awards to the NEOs during fiscal year 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
								All Other Stock Awards: Number of Shares of Stock or Units(3)
					Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
		Executive Compensation Committee Approval Date							Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date		Target $	Maximum $	Threshold Shares	Target Shares	Maximum Shares

Bradley H. Feldmann			770,000	1,155,000
	11/6/2015	11/6/2015						19,126	875,000
	11/6/2015	11/6/2015			4,782	19,126	38,252		875,000
John D. Thomas			257,500	386,250
	11/6/2015	11/6/2015						8,197	375,000
	11/6/2015	11/6/2015			2,049	8,197	16,394		375,000
William J. Toti			153,791	230,686
	11/6/2015	11/6/2015						7,104	325,000
	11/6/2015	11/6/2015			1,776	7,104	14,208		325,000
Walter C. Zable			287,825	431,737
	11/6/2015	11/6/2015						1,640	75,000
Matthew J. Cole			187,500	281,250
	11/6/2015	11/6/2015						4,919	225,000
	11/6/2015	11/6/2015			1,230	4,919	9,838		225,000
Michael R. Twyman			206,387	309,580
	11/6/2015	11/6/2015						5,465	250,000
	11/6/2015	11/6/2015			1,366	5,465	10,930		250,000

(1)
Non-equity incentive plan awards consist of annual bonus awards payable under the Company's fiscal year 2016 annual bonus program. For Mr. Toti, the target and maximum amounts presented are prorated for the 8 month period in which he was an Executive Officer of the Company. Mr. Toti was not eligible to receive an annual bonus for 2016 due to his termination of employment in May 2016; however, he received a prorated target bonus as part of his severance agreement. For more information about the Company's annual bonus program, please see "Elements of the Executive Compensation Program – Annual Bonus Program" above.

(2)
These performance-based vesting RSUs are intended to reward the achievement of sales growth, Adjusted EBITDA growth and ROE objectives over a three-year performance period. The three-year performance period for these RSUs commenced on October 1, 2015 and will end on September 30, 2018. Specifically, recipients of the performance-based vesting RSUs will be eligible to vest in the RSUs at the end of the three-year performance period based on the achievement of specified sales growth, Adjusted EBITDA growth, and ROE targets for the performance period established by the Executive Compensation Committee, subject to the recipient's continued service with the Company through such vesting date, except as otherwise provided in the applicable RSU agreement. The RSUs vest based 40% on sales growth achievement, 40% on Adjusted EBITDA growth achievement, and 20% on ROE achievement by the Company during such performance period. If the Company's sales growth achievement, Adjusted EBITDA growth achievement and/or ROE achievement for the performance period equals or exceeds one of three different achievement levels (threshold, target and maximum), then a certain percentage of the RSUs will vest (25%, 100% and 200%, respectively). The percentage for determining the number of RSUs that will vest if performance is between the specified achievement levels will be determined by linear interpolation between the applicable achievement amounts for each measure. Upon a change in control of the Company, a number of performance-based vesting RSUs equal to the target RSUs will vest immediately prior to the date of such change in control. For more information about the accelerated vesting of these RSUs, see "Long-Term Equity Incentive Awards" above.

(3)
These RSUs, other than those granted to Mr. Zable, will vest in four equal installments on each of October 1, 2016, 2017, 2018 and 2019, subject to the NEO's continued service with the Company through each such date. For the RSUs granted to Mr. Zable, the RSUs will vest in two equal installments on October 1, 2016 and October 1, 2017, subject to Mr. Zable's continued service with the Company through each such date. Dividend equivalent rights accrue with respect to the RSUs when and as dividends are paid on the Company's common stock and vest proportionately with the RSUs to which they relate. For more information about the accelerated vesting of these RSUs, other than those granted to Mr. Zable, see "Long-Term Equity Incentive Awards" above.

(4)
The Grant Date Fair Value of Stock Awards amounts were calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as filed with the SEC. With respect to awards the vesting of which is performance-based, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date.
24 CUBIC CORPORATION – 2017 Proxy Statement

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the current holdings of stock awards by the NEOs as of September 30, 2016.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Bradley H. Feldmann	11/6/2015	19,126	895,288
	11/6/2015			19,126	895,288
	11/6/2014	11,695	547,431
	11/6/2014			3,898	182,477
	7/1/2014	6,649	311,249
	12/12/2013	4,545	212,767
	3/21/2013	6,443	301,573
John D. Thomas	11/6/2015	8,197	383,702	8,197	383,702
	11/6/2015
	11/6/2014	5,848	273,733	1,949	91,244
	11/6/2014
	12/12/2013	3,787	177,285
	3/21/2013	6,428	300,871
Walter C. Zable	11/6/2015	1,640	76,768
	11/6/2014	780	36,512
Matthew J. Cole	11/6/2015	4,919	230,258
	11/6/2015			4,919	230,258
	11/6/2014	780	36,512
	11/6/2014			260	12,171
	12/12/2013	505	23,639
	3/21/2013	514	24,072
Michael R. Twyman	11/6/2015	5,465	255,817
	11/6/2015			5,465	255,817
	11/6/2014	3,899	182,489
	11/6/2014			1,300	60,830

(1)
Other than for the RSUs that were granted to Mr. Zable, these RSUs will vest, subject to the NEO's continued service, as follows: for the RSUs granted on November 6, 2015, the remaining unvested RSUs will vest in three equal installments on each of October 1, 2017, 2018 and 2019; for the RSUs granted on November 6, 2014, the remaining unvested RSUs will vest in two equal installments on each of October 1, 2017 and 2018; for the RSUs granted on December 12, 2013 and for the RSUs granted on July 1, 2014, the remaining unvested RSUs will vest on October 1, 2017. For RSUs that were granted to Mr. Zable on November 6, 2015, the remaining RSUs will vest on October 1, 2017. Dividend equivalent rights accrue with respect to the RSUs when and as dividends are paid on the Company's common stock and vest proportionately with the RSUs to which they relate. For more information about the accelerated vesting of these RSUs, see "Long-Term Equity Incentive Awards" above.

(2)
The market value of stock awards was determined by multiplying the number of unvested RSUs by the closing price of our common stock of $46.81 on September 30, 2016, the last trading day of our fiscal year 2016, as reported on the NYSE.

(3)
These performance-based vesting RSUs are intended to reward the achievement of sales growth, Adjusted EBITDA growth and ROE over a three-year performance period. Specifically, recipients of the performance-based vesting RSUs will be eligible to vest in the RSUs at the end of the three-year performance periods based on the achievement of specified performance targets established by the Executive Compensation Committee for the performance periods, subject to the NEO's continued service with the Company through each such vesting date, except as otherwise provided in the applicable RSU agreement. If the Company's performance for the performance period equals or exceeds one of three different achievement levels (threshold, target and maximum), then a certain percentage of the RSUs will vest (25%, 100% and 200%, respectively). The percentage for determining the number of RSUs that will vest if performance is between the specified achievement levels will be determined by linear interpolation between the applicable achievement amounts for each measure.

The performance period for RSUs granted on November 6, 2014 (the "2014-2017 PRSUs") commenced on October 1, 2014 and will end on September 30, 2017. For the 2014-2017 PRSUs, the number of shares listed equals the number of shares that may be issued to the NEOs pursuant to these performance-based vesting RSUs at threshold performance, as the current estimate is that the 2014-2017 PRSU's will vest between threshold and target levels. The performance period for 2016-2018 PRSUs granted on November 6, 2015 commenced on October 1, 2015 and will end on September 30, 2018. For the 2016-2018 PRSUs, the number of shares listed equals the number of shares that may be issued to the NEOs pursuant to these performance-based vesting RSUs at target performance, as the current estimate is that the 2016-2018 PRSU's will vest between target and maximum levels.

For performance-based vesting RSUs granted on November 6, 2014, the RSUs will vest based 40% on sales growth achievement, 30% on Adjusted EBITDA growth achievement, and 30% on ROE achievement by the Company during such performance period. For performance-based vesting RSUs granted on November 6, 2015, the RSUs will vest based 40% on sales growth achievement, 40% on Adjusted EBITDA growth achievement, and 20% on ROE achievement by the Company during such performance period. For more information about the accelerated vesting of these RSUs, see "Long-Term Equity Incentive Awards" above.

CUBIC CORPORATION – 2017 Proxy Statement 25

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Option Exercises and Stock Vested

The following table provides information concerning RSU vesting for each of the NEOs during fiscal year 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Bradley H. Feldmann	18,181	748,652
John D. Thomas	11,081	457,583
William J. Toti	1,430	58,409
Walter C. Zable	1,538	62,822
Matthew J. Cole	1,135	47,012
Michael R. Twyman	1,300	53,098

(1)
The value realized on vesting equals the closing price per share of our common stock on the date of vesting as reported by the NYSE multiplied by the number of shares subject to the RSUs that vested on such date.

(2)
The performance period for the 2014-2016 PRSUs ended on September 30, 2016, with 10.7% of the target PRSUs vesting based on performance relative to those performance objectives during the performance period. The value of the actual number of PRSUs issued pursuant to the 2014-2016 PRSUs on November 22, 2016 following certification by the Executive Compensation Committee for each of the NEOs is included in the table above: Mr. Feldman, 973 shares; Mr. Thomas, 811 shares; and Mr. Cole, 108 shares. Mr. Zable, Mr. Toti and Mr. Twyman did not hold 2014-2016 PRSUs that vested on that date and the only shares reflected in the table above for such officers are time-based RSUs that vested during fiscal year 2016.

Pension Benefits
Fiscal Year 2016

The following table sets forth the present value of accumulated benefits under the Pension Plan for the NEOs.(1)

Name	Number of Years Credited Service	Present Value of Accumulated Benefit Under Life Annuity Election(2) $	Payment During Last Fiscal Year $

Bradley H. Feldmann	18	97,351	–
John D. Thomas	36	352,213	–
Walter C. Zable	53	437,525	–

(1)
The Pension Plan was frozen as of December 31, 2006; no additional benefits accrue after that date. The purpose of the Pension Plan was to provide a modest monthly retirement benefit, to supplement social security payments, for eligible full-time U.S. employees who have completed one year of service with the Company. The Company has not granted extra years of credited service to any employee. The full benefit is available, upon retirement, to any eligible employee who (a) has attained age 65, or (b) is between age 55 and 64 and whose combined age and number of years of service equals 85. A reduced benefit is available at or after age 55 through age 64 if the employee has at least five years of service. The annual benefit is determined by adding total salary and bonus (not exceeding the ERISA cap in any year) during the time of participation and multiplying the sum by 3/4 of 1%. Benefits are paid monthly. The monthly amount will vary based upon the form of benefit selected (e.g., a life annuity or a joint and 50% survivor annuity).

(2)
The present value of the accumulated benefit is determined by the projected unit credit method in a manner consistent with that used, and based on the same assumptions used, for financial reporting purposes set forth in Note 12 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016 filed with the SEC, except retirement age has been assumed to be the normal retirement age under the Pension Plan. The interest rate used for computing present value was 3.80% and includes the following material assumptions: (a) retirement at the plan's stated normal retirement date, or the earliest age at which benefits are unreduced, if earlier, (b) mortality taken from 2015 base tables for employees and annuitants with no collar adjustments, with 2015 projection scale applied from 2006 forward and adjusted to reflect a long-term improvement rate of 1% through age 85, grading to 0% at age 95. Pension Plan contributions are distributed among various funds held by an insurance company.
26 CUBIC CORPORATION – 2017 Proxy Statement

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Nonqualified Deferred Compensation
Fiscal Year 2016(1)

The following table sets forth certain information regarding the participation in the Deferred Compensation Plan by our NEOs for fiscal year 2016.(1)

Name	Executive Contributions in FY 2016(2) $	Aggregate Plan Earnings in FY 2016(3) $	Aggregate Withdrawals/ Distributions $	Aggregate Plan Balance at End of FY 2016(4) $

Bradley H. Feldmann	–	6,842	–	302,673
John D. Thomas	106,955	79,890	–	1,680,844
Matthew J. Cole	18,270	711	–	18,981

(1)
The amounts shown have been deferred (and not presently taxed) and other than plan earnings have also been reported herein as compensation. The Deferred Compensation Plan permits selected highly compensated employees to defer (from time to time) up to 90% of their base salary and up to 100% of their bonus annually and independent directors to defer up to 100% of their meeting and retainer fees. In the first quarter of fiscal 2015, we began making contributions to a rabbi trust to provide a source of funds for satisfying a portion of these deferred compensation amounts and to provide the participants investment options similar to mutual funds yielding market returns based on the investment options selected by the participant. The Company makes no contribution to the Deferred Compensation Plan. Payment elections and withdrawals are permitted within guidelines established by the Internal Revenue Service. After retirement the participant may receive a lump sum payment or an annual distribution over 2 to 20 years. Annual revision of the selected payment method is regulated by Internal Revenue Service guidelines.

(2)
The amounts shown reflect salary deferrals of $106,955 for Mr. Thomas and $18,270 for Mr. Cole. These amounts are also included in the Summary Compensation Table for fiscal year 2016.

(3)
These amounts are not reported as compensation in the Summary Compensation Table because the earnings are not above market or preferential.

(4)
Year-end balances consist of participant contributions and earnings on contributed amounts. All contributions have been included in the Summary Compensation Table for fiscal year 2016 and prior years or would have been so included had the current reporting requirements been applicable to the executive. The amounts that have been reported in the Summary Compensation Table for Mr. Thomas for fiscal years 2014, 2015 and 2016 were $150,780, $75,000 and $106,955, respectively. The amount that has been reported in the Summary Compensation Table for Mr. Cole for fiscal year 2016 is $18,270. No amounts have previously been reported in the Summary Compensation Table for Mr. Feldmann as he did not make any contributions to the plan for fiscal years 2014, 2015 or 2016.
CUBIC CORPORATION – 2017 Proxy Statement 27

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

Potential Payments Upon
Termination or Change in
Control

General Severance Policy

The Company has a severance policy (the "Severance Policy") applicable to many of its full time U.S.-based employees, including the NEOs. In the event of a Company-originated termination without cause, the eligible individual who has completed three years of employment with the Company is offered the opportunity to receive, in exchange for signing a general release, a lump sum payment of one week of base pay at their current rate for each 12 months of employment, and payment of medical and dental coverage under COBRA for up to 12 months. Outplacement consultation may be provided at the Company's discretion. In individual circumstances, an NEO may be offered alternative arrangements to be negotiated. These severance benefits are not offset by the Company's normal retirement benefits. Other than the COBRA payments, the cash severance payments under the Severance Policy would be paid to a NEO in addition to any payments under the Protection Plan, as described below, in the event his termination of employment by the Company without cause were to occur under the circumstances described under the Protection Plan.

Transition Protection Plan

The Company's Protection Plan is intended to be made available upon specific approval of an individual for participation in the Protection Plan by the Executive Compensation Committee. It is intended to benefit selected principal officers and other selected key personnel. The Executive Compensation Committee has approved participation in the Protection Plan by each of the NEOs.

If there is any change of control of the Company (as defined below), and within 3 months before or 24 months after such change in control, a participant's employment involuntarily terminates without cause (as defined below), or the participant resigns for good reason (as defined below), then the Company would be obligated (1) to pay such person a monthly amount, for 24 months, computed as the immediately preceding five fiscal years' monthly average of salary and bonus, and (2) to continue for 18 months the participant's participation in the medical and dental plans of the Company in which such participant participated at the time of termination. Miscellaneous additional benefits, including outplacement service of up to $6,000, may also be provided.

A "change in control" occurs when a "person" acquires sufficient shares of our voting stock to elect a majority of our directors, assuming 90% of outstanding shares vote; a merger resulting in a substantial change in the directors; and certain other events.

An "involuntary termination without cause" occurs when there is any involuntary termination of employment without (1) a willful and continued failure of the employee to perform substantially his duties, or (2) his gross negligence or breach of fiduciary duty involving personal profit (etc.) or (3) his conviction or plea of no contest or guilty to state or federal felony criminal laws.

A resignation "for good reason" occurs when the authority, duties, function or responsibilities of the employee are substantially reduced, his base salary is reduced, his bonus participation opportunity is reduced by more than 50%, his job location is substantially changed, or the Company materially breaches the Protection Plan.

Following termination, to receive monthly payments the executive must execute a general release and must not breach the Company's proprietary information policy and must not interfere with the employees, customers or suppliers of the Company.

Long-Term Equity Incentive Awards

The long-term equity incentive awards granted to the NEOs may vest under certain circumstances in the event of a change in control of the Company and/or certain terminations of employment. For more information about the accelerated vesting provisions applicable to these awards, see "Long-Term Equity Incentive Awards" above.

28 CUBIC CORPORATION – 2017 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Potential Payments Upon
Termination or Change in
Control Table

The following table summarizes potential change in control and termination payments to each NEO. The five right-hand columns describe the payments that would apply in five different potential scenarios – a termination without cause apart from a change in control; a termination of employment as a result of the NEO's resignation for good reason or termination of employment by us other than for cause, in each case within 3 months prior to or 24 months following a change in control; a change in control without a termination of employment; the NEO's death; or the NEO's termination of employment as a result of his disability. The table assumes that the termination or change in control occurred on September 30, 2016. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $46.81, which represents the closing market price of our common stock as reported on the NYSE on September 30, 2016.

On May 24, 2016, Mr. Toti entered into a Separation Agreement and General Release with the Company in connection with his departure. The terms of the Separation Agreement with Mr. Toti are described under the heading "Toti Separation Agreement" below. As a result, Mr. Toti is not included in the table below.

Name	Benefit	Termination w/o Cause Apart from a Change in Control $		After Change in Control Termination w/o Cause or for Good Reason $		Change in Control(6) $	Death(7) $	Disability(8) $

Bradley H. Feldmann	Cash Severance	266,538	(1)	2,199,520	(2)
	Healthcare and Other Insurance(3)	23,434		35,151
	Outplacement	–		6,000
	Stock Awards – Accelerated Vesting	830,564	(4)	2,327,754	(5)	2,050,699	3,781,594	3,781,594

	Total Benefit Amount	1,120,536		4,568,425		2,050,699	3,781,594	3,781,594
John D. Thomas	Cash Severance	356,538	(1)	1,647,336	(2)
	Healthcare and Other Insurance(3)	16,714		25,071
	Outplacement	–		6,000
	Stock Awards – Accelerated Vesting	409,160	(4)	1,135,587	(5)	1,103,265	1,983,051	1,983,051

	Total Benefit Amount	782,412		2,813,994		1,103,265	1,983,051	1,983,051
Walter C. Zable	Cash Severance	586,719	(1)	2,120,689	(2)
	Healthcare and Other Insurance(3)	16,714		25,071
	Outplacement	–		6,000
	Stock Awards – Accelerated Vesting	–	(4)	113,280	(5)	113,280	113,280	113,280

	Total Benefit Amount	603,433		2,265,040		113,280	113,280	113,280
Matthew J. Cole	Cash Severance	93,750	(1)	918,248	(2)
	Healthcare and Other Insurance(3)	24,634		36,952
	Outplacement	–		6,000
	Stock Awards – Accelerated Vesting	114,266	(4)	314,481	(5)	326,219	487,195	487,195

	Total Benefit Amount	232,650		1,275,681		326,219	487,195	487,195
Michael R. Twyman	Cash Severance	95,255	(1)	1,177,615	(2)
	Healthcare and Other Insurance(3)	23,434		35,151
	Outplacement	–		6,000
	Stock Awards – Accelerated Vesting	247,484	(4)	438,305	(5)	499,135	766,896	766,896

	Total Benefit Amount	366,173		1,657,071		499,135	766,896	766,896

(1)
In the event of an NEO's termination by the Company without cause, an NEO will be entitled to a number of weeks of base pay determined in accordance with the terms of our Severance Policy, payable in a lump sum. As of September 30, 2016, the NEOs would have been entitled to receive the following number of weeks of base pay under the terms of our Severance Policy: Mr. Feldmann, 18 weeks; Mr. Thomas, 36 weeks; Mr. Zable, 53 weeks; Mr. Cole, 13 weeks; and Mr. Twyman, 12 weeks.

(2)
In the event of an NEO's termination by the Company without cause or by the NEO for good reason, in each case within 3 months before or 24 months after a change in control, an NEO will be entitled to receive a monthly amount for 24 months computed as the immediately preceding five fiscal years' monthly average of salary and bonus for such NEO in accordance with the terms of our Protection Plan, payable in 24 equal monthly installments. As of September 30, 2016, the aggregate cash severance payable under the Protection Plan for each of our NEOs was as follows: Mr. Feldmann, $2,270,116; Mr. Thomas, $1,560,974; Mr. Zable, $1,482,690; Mr. Cole, $1,139,480; and Mr. Twyman, $1,102,846. The foregoing severance benefits would be paid to an NEO in addition to any amounts payable under the Company's Severance Policy, as described above, in the event his employment was terminated without cause. The amounts in this column assume that an NEO was terminated without cause on September 30, 2016, and that a change in control occurred on such date. Accordingly, the amounts payable to each NEO under both the Severance Policy and the Protection Plan are included in this column under the heading "Cash Severance."

(3)
In the event of an NEO's termination by the Company without cause, an NEO will be entitled to medical and dental coverage at the Company's expense for up to 12 months in accordance with the terms of our Severance Policy. The amounts in this column represent 12 months of continued medical and dental coverage for the NEOs. In the event of an NEO's termination by the Company without cause or by the NEO for good reason, in each case within 3 months before or 24 months after a change in control, an NEO will be entitled to continue for 18 months his participation in those welfare plans of the Company in which such NEO participated at the time of termination. The amounts in this column represent 18 months of continued medical and dental insurance. In unusual cases moving of household goods may also be reimbursed by the Company. Such amounts cannot be determined at this time.

(4)
In the event of an NEO's involuntary termination without cause or resignation for good reason, the NEO will vest in (a) with respect to performance-based vesting RSUs granted prior to fiscal year 2016, the "target" number of shares subject to his outstanding performance-based RSUs, which "target" performance-based RSUs shall be prorated for the portion of the performance period that elapsed prior to the date of termination, plus (b) with respect to
CUBIC CORPORATION – 2017 Proxy Statement 29

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

  performance-based vesting RSUs granted during fiscal year 2016 or thereafter, the NEO will remain eligible to vest in his or her performance-based RSUs on actual performance for the three-year performance period, with the resulting performance-based RSUs prorated for the portion of the performance period that elapsed prior to the date of such termination. With respect to the performance-based vesting RSUs that vested based on the three-year performance period that ended on September 30, 2016, the table reflects the value of the actual number of RSUs that vested pursuant to such awards on October 1, 2016 based on actual performance for such performance period, as opposed to the "target" RSUs subject to such awards, since such performance level was known as of September 30, 2016, and no proration has been applied since the assumed date of termination is the last day of the performance period. With respect to the performance-based vesting RSUs for which the three-year performance period had not expired on September 30, 2016, the table reflects the value of the "target" number of RSUs subject to such awards, prorated for the portion of the performance period that elapsed prior to the date of such termination.

(5)
In the event of an NEO's involuntary termination without cause or resignation for good reason, in each case within 12 months following a change in control, the NEO will vest in all of his or her outstanding time-based RSUs.

(6)
Upon the occurrence of a change in control, the NEOs will vest in the "target" number of shares subject to their outstanding performance-based RSUs. For RSUs granted to Mr. Zable, upon a change in control, he will vest in all of his outstanding time-based RSUs.

(7)
Upon the occurrence of an NEO's death, the NEO will vest in (a) all of his or her outstanding time-based RSUs, plus (b) the "target" number of shares subject to his outstanding performance-based RSUs, which for performance-based RSUs granted during fiscal year 2016 or thereafter, such "target" performance-based RSUs shall be prorated for the portion of the performance period that elapsed prior to the date of death. With respect to the performance-based vesting RSUs, the table reflects the value of the target number of RSUs subject to such awards, prorated for the portion of the performance period that elapsed prior to the date of such termination, if applicable.

(8)
Upon the occurrence of an NEO's termination of employment as a result of his disability, the NEO will vest in (a) all of his or her outstanding time-based RSUs, plus (b) with respect to performance-based vesting RSUs granted prior to fiscal year 2016, the "target" number of shares subject to his outstanding performance-based RSUs, plus (c) with respect to performance-based vesting RSUs granted during fiscal year 2016 or thereafter, the NEO will remain eligible to vest in his or her performance-based RSUs on actual performance for the three-year performance period, with the resulting performance-based RSUs prorated for the portion of the performance period that elapsed prior to the date of such termination. With respect to the performance-based vesting RSUs that vested based on the three-year performance period that ended on September 30, 2016, the table reflects the value of the "target" number of subject to such awards. With respect to the performance-based vesting RSUs for which the three-year performance period had not expired on September 30, 2016, the table reflects the value of the "target" number of RSUs subject to such awards, prorated for the portion of the performance period that elapsed prior to the date of such termination, if applicable.

Toti Severance Agreement

On May 24, 2016, Mr. Toti and the Company mutually agreed to terminate his employment with the Company. Pursuant to a Separation Agreement and General Release entered into in connection with his departure, Mr. Toti is entitled to severance pay in the aggregate amount of $675,000, with the first payment of $437,500 paid at the time of termination and the remaining $237,500 payable on May 24, 2017, the first anniversary of the date of his termination of employment In addition, under the severance agreement Mr. Toti received a prorated annual bonus based on the target amount ($153,791), paid at the time of his termination, plus continued health coverage for 12 months, attorney's fees up to $10,000 and outplacement services, if needed.

Securities Authorized for Issuance Under Equity Compensation
Plans

The following coordinate table provides certain information with respect to the Company's equity compensation plan in effect as of the end of fiscal year 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a) (c)

Equity compensation plans approved by security holders	634,937	–	914,701
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	634,937	–	914,701

30 CUBIC CORPORATION – 2017 Proxy Statement

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Related Persons

The Charter of our Executive Compensation Committee requires it to review and approve the compensation of any persons related to any director or executive officer. As a practical matter the Committee will also review any non-compensation transactions between the Company and its directors, senior officers and their relatives.

Consistent with SEC regulations and NYSE listing standards, a related person transaction is any transaction in which the Company was, is, or will be a participant, where the amount involved exceeds $120,000, and in which a related person had, has, or will have a direct or indirect material interest. A related person includes any director or executive officer of the Company, any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities, an immediate family member of any person described above; and any firm, corporation, or other entity controlled by any person described above.

Each director and executive officer completes an annual questionnaire to identify related interests and persons.

Kimberly Feldmann-Billodeaux, the daughter of Bradley H. Feldmann, our CEO and a director, was hired as an employee of Cubic in March 2015 at an annual salary of $155,022. Ms. Billodeaux received $156,956 in compensation during fiscal year 2016. Ms. Billlodeaux voluntarily terminated her employment on December 9, 2016, and no severance was paid, There have been no other transactions during fiscal year 2016 which were determined by the Committee to be related person transactions.

CUBIC CORPORATION – 2017 Proxy Statement 31

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Based solely on a review of SEC Forms 3, 4 and 5, and amendments thereto, furnished to the Company during fiscal year 2016, and written representations received from our directors and officers, no director, officer or beneficial owner of more than 10% of the Common Stock of the Company failed to file on a timely basis during fiscal year 2016 the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except a grant of RSUs awarded to Admiral Hamby was reported 3 days late due to a clerical error.

PROPOSAL 4: CONFIRMATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS

The Board Unanimously Recommends That You Vote "FOR" This Proposal

Ernst & Young LLP has audited the Company's books and records since 1959 and continues as its auditors. Representatives of Ernst & Young LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board is seeking your confirmation of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 30, 2017. Our organizational documents do not require that our shareholders confirm the selection of our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the selection, the Audit and Compliance Committee will investigate the reasons for rejection and reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is confirmed, the Audit and Compliance Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Principal Accountant Fees and
Services

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP, our independent auditor, for 2016 and 2015:

	Fees $
Services Rendered	2016	2015

Audit Fees(1)	5,201,000	4,400,000
Audit-Related Fees(2)	693,000	76,000
Tax Fees(3)	165,000	488,000
All Other Fees(4)	2,000	2,000

(1)
For professional services rendered for the audits of our 2016 and 2015 annual financial statements, the reviews of our financial statements included in our Quarterly Reports on Forms 10-Q, statutory audits of foreign subsidiaries, consultation on accounting matters during fiscal years 2016 and 2015. The audit fees for 2016 are estimated. The final amount of the fees for those services may vary from the estimate provided.

(2)
These fees included due diligence procedures.

(3)
These fees were primarily for foreign tax compliance and consulting.

(4)
These fees were for EY-online services.

Other Matters

The Audit and Compliance Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by Ernst & Young LLP. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services, up to specified amounts. Pre-approval may also be given as part of the Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Committee's members, but the decision must be reported to the full Committee at its next scheduled meeting. During fiscal years 2016 and 2015 the Committee did not waive any requirement for pre-approval of any services by Ernst & Young LLP. The Committee approved all auditor services and fees as required by laws in effect at the time the services were commenced.

32 CUBIC CORPORATION – 2017 Proxy Statement

DEADLINE FOR SUBMISSION OF SHAREHOLDER
PROPOSALS

Proposals of shareholders intended to be included in the Company's proxy statement and form of proxy relating to the Company's annual meeting of shareholders expected to be held in 2018 must be received by the Corporate Secretary, Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, no later than September 21, 2017, unless the date of the 2018 annual meeting of shareholders is changed by more than 30 days from the anniversary of the Company's 2017 annual meeting, in which case the deadline for such proposals will be a reasonable time before the Company begins to print and send its proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally,

a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice must be received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting, or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made. The bylaws specify the requirements as to form and substance of such shareholder notice. Details of such provisions of the bylaws may be obtained by any shareholder from the Secretary of the Company.

ANNUAL REPORT

The Company's Annual Report for the fiscal year ended September 30, 2016 will be sent to shareholders of record on or about January 19, 2017. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of the Company's common stock on the record date may request a copy of the

Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a shareholder of the Company at such date. Requests should be directed to Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, Attention: Corporate Secretary.

SHAREHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and Annual Report to households at which two or more shareholders reside. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of the Company's proxy statement and Annual Report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and Annual Reports for each shareholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or Annual Report without charge by sending a written request to Cubic Corporation, 9333 Balboa Avenue, San Diego, California 92123, Attention: Corporate Secretary. The Company will promptly send additional copies of the proxy statement or Annual Report upon receipt of such request. Shareholders sharing an address that are receiving multiple copies of the proxy statement or Annual Report can request delivery of a single copy of the proxy statement or Annual Report by contacting their broker, bank or other intermediary or sending a written request to Cubic Corporation at the address above.

CUBIC CORPORATION – 2017 Proxy Statement 33

OTHER MATTERS

The expense of preparing, printing and mailing the proxy materials and all other expenses of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the directors, officers and regular employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting. However, if any such matter shall properly come before the meeting, the persons named in the enclosed proxy form will vote the same in accordance with their best judgment.

By Order of the Board of Directors

James R. Edwards

Secretary

January 19, 2017

34 CUBIC CORPORATION – 2017 Proxy Statement

Cubic Corporation Attn: Investor Relations P.O. Box 85587 San Diego, CA 92186 1 OF 2 1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # SHARES PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1. Election of Directors

Nominees

01 Walter C. Zable	02 Bruce G. Blakley		03 Maureen Breakiron-Evans		04 Bradley H. Feldmann	05 Edwin A. Guiles
06 Janice M. Hamby	07 Steven J. Norris		08 Dr. John H. Warner, Jr.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2 To consider and vote upon, on an advisory basis, the compensation of the Company’s executive officers.		☐	☐	☐	4 To confirm the selection of Ernst & Young LLP as the Company’s independent registered public accountants for Fiscal Year 2017.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	3 years	2 years	1 year	Abstain	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

3 To consider and vote upon, on an advisory basis, the frequency of holding future advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #			Signature (Joint Owners)	Date

0000305139_1 R1.0.1.29	02 0000000000

Annual Meeting Admission Ticket

Cubic Corporation

Annual Meeting of Shareholders

Cubic Corporation Headquarters

9333 Balboa Avenue

San Diego, CA 92123

This Admission Ticket will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

CUBIC CORPORATION Annual Meeting of Shareholders February 20, 2017 11:30 AM PST This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Walter C. Zable and Bradley H. Feldmann, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CUBIC CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM, PST on February 20, 2017, at 9333 Balboa Avenue, San Diego, CA 92123, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the Board of Directors and for each proposal.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000305139_2    R1.0.1.29